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                         CREDIT AGREEMENT





                             between





                 COMPUTER LEARNING CENTERS, INC.,





                               and





                      CORESTATES BANK, N.A.


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                                      i


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                                  TABLE OF CONTENTS

                                                               PAGE

SECTION 1.  CONSTRUCTION AND DEFINITIONS........................1
    1.1 Defined Terms...........................................1
    1.2 Other Definitional Provisions...........................18
SECTION 2.  AMOUNT AND TERMS OF LOAN COMMITMENTS................19
    2.1 Revolving Credit Commitment.............................19
    2.2 Revolving Credit Notes..................................19
    2.3 Procedure for Revolving Credit Borrowing................20
    2.4 Unused Facility Fee.....................................20
    2.5 Reduction of Revolving Credit Commitment................21
    2.6 Payment at Revolving Credit Termination Date............21
    2.7 Conversion of Revolving Credit Loans to Convertible
              Term Loans........................................21
    2.8 Convertible Term Loan Units.............................21
    2.9 Convertible Term Loan Notes.............................22
    2.10 Optional Prepayments...................................22
    2.11 Interest Rate Conversion Options; Minimum Amount
              of Loans..........................................22
    2.12 Number and Amounts of Eurodollar Tranches..............23
    2.13 Interest Rates and Payment Dates.......................23
    2.14 Computation of Interest and Fees.......................24
    2.15 Inability to Determine Interest Rate...................24
    2.16 Payments...............................................25
    2.17 Illegality.............................................25
    2.18 Requirements of Law....................................26
    2.19 Taxes..................................................27
    2.20 Indemnity..............................................28
    2.21 Certain Calculations...................................28
SECTION 3.  LETTERS OF CREDIT...................................28
    3.1 Letter of Credit Commitment.............................28
    3.2 Procedure for Issuance and Renewal of Letters
              of Credit.........................................29
    3.3 Reimbursement of the Lender.............................29
    3.4 Commissions, Fees and Charges...........................30
    3.5 Interest on Amounts Disbursed under Letters of
               Credit...........................................30
    3.6 Computation of Interest and Fees; Payment not on
              Business Days.....................................30
    3.7 Increased Costs.........................................31
    3.8 Nature of Obligations and Indemnities...................31
    3.9 Inconsistency in Documents..............................33
SECTION 4.  REPRESENTATIONS AND WARRANTIES......................33
    4.1 Financial Condition.....................................33
    4.2 No Change...............................................34
    4.3 Organization and Good Standing; Compliance with Law.....34

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    4.4 Authorization; Enforceable Obligations..................34
    4.5 No Legal Bar............................................35
    4.6 No Material Litigation; Labor Matters...................35
    4.7 No Default..............................................35
    4.8 Ownership of Property; Liens............................35
    4.9 Business Premises.......................................36
    4.10 Subsidiaries...........................................36
    4.11 Environmental..........................................36
    4.12 Solvency...............................................36
    4.13 Taxes..................................................37
    4.14 Federal Regulations....................................37
    4.15 Employee Matters.......................................37
    4.16 Investment Company Act; Other Regulations..............39
    4.17 Accuracy and Completeness of Information...............39
    4.18 Purpose of Loans.......................................40
SECTION 5.  CONDITIONS PRECEDENT................................40
    5.1 Conditions to Initial Extensions of Credit..............40
    (a)  Credit Documents.......................................40
    (b)  Consents...............................................40
    (c)  Related Agreements.....................................40
    (d)  Borrowing Certificate..................................41
    (e)  Borrower Proceedings...................................41
    (f)  Borrower Incumbency Certificate........................41
    (g)  Borrower Organizational Documents......................41
    (h)  Good Standing Certificates.............................41
    (i)  Financial Information..................................41
    (j)  Litigation.............................................41
    (k)  No Violation...........................................42
    (l)  Consents, Licenses and Approval........................42
    (m)  Filings, Registrations and Recordings..................42
    (n)  Lien Searches..........................................42
    (o)  Insurance..............................................42
    (p)  Legal Opinions.........................................42
    (q)  Landlord Agreement.....................................43
    5.2 Conditions to Each Loan.................................43
    (a)  Representations and Warranties.........................43
    (b)  No Default.............................................43
    (c)  No Material Litigation.................................43
    (d)  No Material Adverse Change.............................43
    (e)  Additional Matters.....................................43
SECTION 6.  AFFIRMATIVE COVENANTS...............................44
    6.1 Financial Information...................................44
    6.2 Payment of Obligations..................................45
    6.3 Conduct of Business and Maintenance of Existence........45
    6.4 Maintenance of Property; Insurance......................46
    6.5 Inspection of Property and Books and Records............46

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    6.6 Notices.................................................46
    6.7 Government Regulations..................................47
    6.8 Employee Benefit Plans..................................47
    6.9 Environmental...........................................47
    6.10 Perfection of Security Interest........................49
SECTION 7.  NEGATIVE COVENANTS..................................49
    7.1 Financial Condition Covenants...........................49
    (a)  Leverage Ratio.........................................49
    (b)  Fixed Charge Coverage Ratio............................49
    (c)  Current Ratio..........................................49
    7.2 Limitation on Indebtedness..............................49
    7.3 Limitation on Liens.....................................50
    7.4 Limitation on Negative Pledge Clauses...................50
    7.5 Limitation on Contingent Obligations....................51
    7.6 Limitations on Fundamental Changes......................51
    7.7 Limitation on Acquisitions..............................51
    7.8 Limitation on Sale of Assets............................51
    7.9 Limitation on Restricted Payments.......................52
    7.10 Limitation on Transactions with Affiliates.............52
    7.11 Limitation on Subsidiaries.............................52
    7.12 Limitation on Investments, Loans and Advances..........52
    7.13 Limitation on Optional Payments and Modifications......53
    7.14 Limitation on Sale and Leaseback.......................53
    7.15 Fiscal Year............................................53
    7.16 Places of Business.....................................53
    7.17 Change of Name.........................................53
    7.18 ERISA..................................................54
    7.19 Environmental..........................................54
    7.20 Limitation on Inconsistent Agreements..................54
SECTION 8.  EVENTS OF DEFAULT...................................54
SECTION 9.  MISCELLANEOUS.......................................58
    9.1 Amendments and Waivers..................................58
    9.2 More Restrictive Provisions.............................59
    9.3 Notices.................................................59
    9.4 No Waiver; Cumulative Remedies..........................61
    9.5 Survival of Representations and Warranties..............61
    9.6 Payment of Expenses and Taxes...........................61
    9.7 Further Assurances......................................62
    9.8 Unenforceability........................................62
    9.9 Indemnification Concerning Fees.........................62
    9.10 Waiver of Trial by Jury................................62
    9.11 Additional Waivers.....................................63
    9.12 Successors and Assigns; Transfers of Interests.........63
    9.13 Counterparts...........................................63
    9.14 Governing Law..........................................64
    9.15 Submission To Jurisdiction.............................64

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SCHEDULE I    BORROWER BUSINESS PREMISES
SCHEDULE 4.6  LITIGATION
SCHEDULE 4.11 ENVIRONMENTAL MATTERS
SCHEDULE 7.3  PERMITTED LIENS


EXHIBIT A     FORM OF CONVERTIBLE TERM LOAN NOTE
EXHIBIT B     FORM OF OFFICER DEFAULT CERTIFICATE
EXHIBIT C     FORM OF OFFICER FINANCIAL COVENANT CERTIFICATE
EXHIBIT D     FORM OF REVOLVING CREDIT NOTE
EXHIBIT E     FORM OF BORROWING CERTIFICATE
EXHIBIT F     FORM OF PROJECTIONS

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                                            v
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                         CREDIT AGREEMENT


     THIS CREDIT AGREEMENT is made as of the 23rd day of December, 1996, by and between COMPUTER LEARNING CENTERS,
INC., a Delaware corporation (the "Borrower"), and
CORESTATES BANK, N.A. (the "Lender").

     The parties hereto hereby agree as follows:

     SECTION 1.  CONSTRUCTION AND DEFINITIONS

     1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings:

     "Accountant Default Certificate": a certificate, in form and content satisfactory to the Lender, of the independent certified public accountants who reviewed annual financial statements of the Borrower and its Subsidiaries
(a) certifying to the Lender whether, in the course of such review, any information came to their attention causing them to know or believe that any Default or Event of Default existed and, if so, setting forth the facts relevant thereto, and (b) certifying to the Lender that they reviewed the Officer Financial Covenant Certificate accompanying such financial statements and certifying to the Lender whether they have any reason to know or believe that any of the calculations contained in such Officer Financial Covenant Certificate are not accurate in any material respect and, if so, setting forth the facts relevant thereto.

     "Adjusted Net Income": for a particular period, the consolidated net income of the Borrower and its Subsidiaries for such period determined in conformity with GAAP consistently applied, plus, to the extent deducted in determining such net income for such period, (a) provision for taxes applicable to such period, (b) the amount of all depreciation, amortization and other noncash charges applicable to such period, (c) the amount of Interest Expense applicable to such period, and (d) the amount of all payments required to be made by the Borrower and its Subsidiaries (whether or not actually made) during such period on account of Operating Leases, minus fifty percent (50%) of the



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amount of Capital Expenditures during such period.

          "Affiliate": as to any Person: (a) any Person in which such Person legally or beneficially owns or holds, directly or indirectly, twenty-five percent (25%) or more of the capital stock, partnership interests, joint venture interests, membership interests or other equity interests; (b) any partnership in which such Person is a general partner or any joint venture in which such Person is a joint venturer; and (c) any Person that is a director, officer or employee of any of the foregoing or of such Person or that legally or beneficially owns or holds, directly or indirectly, twenty-five percent (25%) or more of the capital stock, partnership interests, joint venture interests, membership interests or other equity interests in any of the foregoing or in such Person.

     "Agreement": this Credit Agreement, as amended, modified, extended, renewed, supplemented or replaced from time to time.

     "Applicable Margin":

          (a) With respect to Revolving Credit Loans which are Base Rate Loans: zero percent (0%);

          (b) With respect to Convertible Term Loan Units which are Base Rate Loans: one-quarter of one percent
(.25%);

          (c) With respect to Revolving Credit Loans which are Eurodollar Loans: one and one-quarter percent (1.25%);
and

          (d) With respect to Convertible Term Loan Units which are Eurodollar Loans: one and one-half percent
(1.50%).

     "Authorized Officer": in the case of any Person, the President or any Vice President of such Person whose name and title appears on a certificate of incumbency of the authorized officers of such Person delivered concurrently with the execution of this Agreement, as such certificate of incumbency may be amended from time to time.

     "Available Commitment": at a particular time, the amount, if any, by which the Revolving Credit Maximum Amount as at such time exceeds the Total Applicable Usage as at such time.

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     "Base Rate":  at a particular time, the Prime Rate as
at such time.

     "Base Rate Loans":  Revolving Credit Loans and
Convertible Term Loan Units at such time as they are made and/or being maintained at a rate of interest based upon the Base Rate.

     "Borrower Business Premises": the collective reference to the Borrower Chief Executive Office and the other premises of the Borrower identified in Schedule I.

     "Borrower Chief Executive Office": the real property and improvements leased by the Borrower known as 11350 Random Hills Road, Suite 240, Fairfax, Virginia 22030.

     "Borrower Security Agreement": as amended, modified, extended, renewed, supplemented or replaced from time to time, the Security Agreement executed and delivered, or to be executed and delivered, by the Borrower in favor of the Lender, pursuant to which the Borrower shall, among other things, grant to the Lender a security interest in all present and future accounts, receivables, contract rights, instruments and general intangibles of the Borrower, as well as certain other assets or types of assets of the Borrower.

     "Borrowing Date": any Business Day or Working Day specified in a notice pursuant to Subsection 2.3 as a date on which the Borrower requests the Lender to make a Revolving Credit Loan hereunder.

     "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in Philadelphia, Pennsylvania, are authorized or required by law to close.

     "Capital Expenditures": for a particular period, the aggregate amount of expenditures made or accrued by the Borrower and its Subsidiaries during such period (including expenditures made with respect to Capital Leases) which, in conformity with GAAP, are required to be included in a property, plant, equipment or comparable fixed asset account reflected in a consolidated balance sheet of the Borrower and its Subsidiaries, but excluding expenditures made in connection with the replacement or restoration of assets to the extent reimbursed or financed from

                                    3

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insurance proceeds paid on account of loss of or damage to the assets being replaced or restored or from awards of compensation arising from the taking by condemnation or eminent domain of the assets being replaced or restored.

     "Capital Lease": in the case of any Person, any lease of any property (real, personal or mixed) by such Person as lessee which, in conformity with GAAP, would be required to be capitalized on a balance sheet of such Person.

     "Cash Equivalents": (a) securities issued or directly and fully guaranteed or insured by the United States of America, or any agency or instrumentality thereof, having maturities of not more than twenty-four (24) months from the date of acquisition; (b) time deposits with the Lender, certificates of deposit issued by the Lender, and time deposits with, and certificates of deposit issued by, any commercial bank incorporated under the laws of the United States of America or any state thereof which has a combined capital, surplus and undivided profits at least equal to One Hundred Million Dollars ($100,000,000.00), and having maturities of not more than eighteen (18) months from the date of acquisition; (c) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clauses (a) and (b) above entered into with the Lender or with any commercial bank incorporated under the laws of the United States of America or any state thereof which has a combined capital, surplus and undivided profits at least equal to One Hundred Million Dollars ($100,000,000.00); and (d) commercial paper of the Lender or the holding company controlling the Lender and commercial paper rated at least A-1 or the equivalent thereof by Standard & Poor's Corporation or P-1 or the equivalent thereof by Moody's Investors Service, Inc., and, in either case, maturing within twenty-four (24) months after the date of acquisition.

     "Change of Control": (a) any Person, or two or more Persons acting in concert, shall directly or indirectly acquire, after the date of this Agreement, beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) thirty percent (30%) or more of the issued and outstanding voting capital stock of the Borrower on a fully-diluted basis; or (b) individuals who, as of the date of this Agreement, constitute the Board of Directors of the Borrower (together with any new director whose election by or whose nomination for election was approved by a vote of at least

                                   4

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two-thirds (2/3) of the directors then still in office who either were directors as of such time or whose election or nomination for election was previously so approved) shall for any reason cease to constitute a majority of the Board of Directors of the Borrower.

     "Closing Date": the date on which the Lender makes the initial Revolving Credit Loan or issues the initial Letter of Credit, whichever is earlier.

     "Code": the Internal Revenue Code of 1986, as amended from time to time.

     "Collateral": all property, interests and rights, and the products and proceeds thereof, now or hereafter directly or indirectly securing any of the Obligations pursuant to the Borrower Security Agreement.

     "Commitments": the collective reference to the Revolving Credit Commitment, the L/C Commitment and the
Convertible Term Loan Commitment.

     "Commonly Controlled Entity": a Person, whether or not incorporated, which is part of a controlled group including the Borrower or which is under common control with the Borrower, as defined in Sections 414(b) and (c) of the Code.

     "Contingent Obligation": as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends, letters of credit or other obligations (the "primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof.

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     "Contractual Obligation":  as to any Person, any
provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

     "Conversion": the conversion of a portion of the Revolving Credit Loan Balance to a Convertible Term Loan pursuant to Subsection 2.7.

     "Conversion Date": any Business Day prior to the Revolving Credit Termination Date on which a portion of the Revolving Credit Loan Balance is, or is requested to be, converted to a Convertible Term Loan.

     "Convertible Term Loan":  as defined in Subsection 2.7.

     "Convertible Term Loan Commitment": the agreement of the Lender set forth in Subsection 2.7 that Revolving Credit
Loans may be converted to Convertible Term Loans.

     "Convertible Term Loan Maximum Amount":  Two Million
Dollars ($2,000,000.00).

     "Convertible Term Loan Note": as amended, modified, extended, renewed, supplemented or replaced from time to time, a promissory note of the Borrower, substantially in the form of Exhibit A, appropriately completed, payable to the order of the Lender and further evidencing the obligation of the Borrower to pay with interest a Convertible Term Loan.

     "Convertible Term Loan Termination Date": in the case of any Convertible Term Loan, the date on which the entire unpaid principal amount thereof shall have become due and payable in full.

     "Convertible Term Loan Unit":  as defined in
Subsection 2.8.

     "Credit Documents": the collective reference to this Agreement, the Notes, the Borrower Security Agreement, the
L/C Agreements and each other agreement, contract, promissory note or other instrument, security agreement, assignment, pledge agreement, indemnification agreement, subordination agreement, mortgage, deed of trust, guaranty and other document now or hereafter evidencing, guaranteeing, securing (directly or indirectly), subordinating other obligations of the Borrower or any Other Obligor to, or containing any warranties, covenants, agreements or representations of any Person relating to, any Indebtedness, liability or obligation of the Borrower or any Other Obligor to the Lender, as each of the documents referred to in this definition may be amended, modified, extended, renewed, supplemented or replaced from time to time.

     "Current Ratio":  at a particular time, the ratio of
(a) Total Current Assets as at such time to (b) Total
Current Liabilities as at such time.

     "Default": the occurrence of any event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

     "Dollars" and "$": dollars in lawful currency of the United States of America.

     "Environmental Assessment": an environmental site assessment, including such audits, tests and procedures as the Lender or the contractor performing the same may deem necessary, together with a written report thereon, performed and prepared by an experienced, responsible and reputable contractor satisfactory to the Lender relating to past or current presence, manufacture, generation, production, processing, use, handling, treatment, storage or disposal of Hazardous Substances on Obligor Use Property, past or current Hazardous Substance Contamination, or compliance with Environmental Laws of Obligor Use Property and past or current operations conducted on Obligor Use Property.

     "Environmental Claim": shall mean any letter, notice, claim, demand, summons, citation, directive or other written communication and any investigation, action, suit, proceeding, litigation, judgment or decree by or from the United States Environmental Protection Agency or any other Person alleging, establishing or otherwise relating to any Hazardous Substance Contamination or any violation of any Environmental Law.

     "Environmental Laws":  the Resource Conservation and
Recovery Act, the Comprehensive Environmental Response,
Compensation and Liability Act, the Toxic Substances Control
Act,

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the Federal Insecticide, Fungicide, and Rodenticide Act, the Federal Water
Pollution Control Act, the Safe Drinking Water Act, the Clean Air Act, the Solid Waste Disposal Act, the Emergency Planning and Community Right-To-Know Act, as each of the foregoing may be amended from time to time, and all rules, regulations, codes, orders, decrees, judgments, injunctions, notices and demand letters now or hereafter enacted, promulgated, approved, issued or entered thereunder, as the same may be amended from time to time, and all other federal, state, local and foreign laws, rules, regulations, codes, permits, directives, orders, decrees, judgments, injunctions, notices and demand letters now or hereafter enacted, promulgated, approved, issued or entered, and as amended from time to time, relating to the protection of the health of human beings or other living things or relating to pollution or protection of air, water, land or any other aspect of the environment, including, without limitation, all of the same relating to the presence, manufacture, generation, production, processing, use, handling, treatment, storage, disposal, importation, transportation, distribution or registration, or the release, emission, discharge or spilling into air, water, land or any other aspect of the environment, of any Hazardous Substance.

     "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto), dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by a member bank of such System.

     "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/16ths of 1%) quoted at approximately 11:00 a.m.
London time, by the principal London branch of the Lender two (2) Working Days prior to the first day of such Interest
Period for the offering to leading banks in the London interbank market of Dollar deposits in immediately available funds for a period comparable to such Interest Period and in an amount comparable to the principal amount of such Eurodollar Loan.

     "Eurodollar Loans":  Revolving Credit Loans and
Convertible Term Loan Units at such time as they are made and/or are being maintained at a rate of interest based upon the Eurodollar Rate.

     ''Eurodollar Rate'': with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upwards to the nearest whole multiple of 1/100th of one percent):

                          Eurodollar Base Rate
        ------------------------------------------------
             1.00 - Eurocurrency Reserve Requirements

     "Eurodollar Tranche":  a collective reference to
(a) Revolving Credit Loans being maintained as Eurodollar Loans having the same Interest Periods (whether or not originally made on the same day), or (b) Convertible Term Loan Units being maintained as Eurodollar Loans having the same Interest Periods (whether or not originally made on the same day).

     "Event of Default": any of the events specified in
Section 8.

     "Fixed Charge Coverage Ratio": for a particular period, the ratio of (a) Adjusted Net Income for such period, to (b) Fixed Charges for such period.

     "Fixed Charges":  for a particular period, the sum of
(a) the amount of all payments required to be made by the Borrower and its Subsidiaries (whether or not actually made) on account of Operating Leases during such period, (b) the amount of Interest Expense applicable to such period, and
(c) the aggregate amount of Long-Term Debt which will be due and payable within twelve (12) months after the end of such period.

     "GAAP": generally accepted accounting principles in the United States of America in effect from time to time.
In the event of a change in GAAP affecting any of the covenants contained in Subsection 7.1 or definitions contained in Section 1 relating to such covenants, such covenants and definitions shall continue to be applied as though such change in GAAP had not occurred unless and until the Borrower and the Lender shall agree in writing to amend or adjust such covenants or definitions as deemed necessary as a result of such change in GAAP.

     "good faith": with respect to any determination, request or other action to be made or taken by any party hereto "in good faith," that such party shall make or take such determination, request or other action honestly and not maliciously.

     "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any Person owned or controlled directly or indirectly by any of the foregoing, whether domestic or foreign.

     "Hazardous Substance": any hazardous substance, hazardous material, hazardous waste, toxic substance, toxic material, toxic waste, industrial waste, medical waste, infectious waste, biomedical waste, biohazardous waste, pollutant, contaminant, chemical, acid, solvent, caustic, oil, petroleum, petroleum-based product, asbestos, asbestos-containing substance or material, flammable substance, flammable material, explosive substance, explosive material, radon, radioactive substance, radioactive material, urea formaldehyde foam insulation, polychlorinated biphenyls, methane and any other substance or material the presence, manufacture, generation, production, processing, use, handling, treatment, storage, disposal, release, emission, discharge, spilling, importation, transportation, distribution or registration of which is prohibited or regulated by any Environmental Law. The meaning of each term used in this definition shall include, without limitation, the meaning or meanings assigned to such term by any Environmental Laws.

     "Hazardous Substance Contamination":   (a) the
contamination, as a result of any Hazardous Substance, of any Obligor Use Property; or (b) the contamination, as a result of any manufacture, generation, production, processing, use, handling, treatment, storage, disposal, release, emission, discharge or spilling of any Hazardous
Substance on or from any Obligor Use Property, of any surrounding, adjacent or nearby air, water, land or other property or other aspect of the environment which requires remedial action under any Environmental Law.

     "Indebtedness":  as to any Person, without duplication:
(a) any obligation, indebtedness or liability of such Person for the payment of money or any other item, which, in conformity with GAAP, would be required to be included in the liability section of a balance sheet of such Person or in a note to the liability section of a balance sheet of such Person, excluding reserves to the extent that such reserves do not constitute obligations; (b) any obligation, indebtedness or liability of such Person arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding that the remedies of the seller, lender or lessor under such agreement in case of default are limited to repossession or sale of property; (c) any obligation, indebtedness or liability of any Person secured directly or indirectly by any contingent or noncontingent security interest or other Lien in or upon any present or future property of such Person, whether or not such Person is personally liable for such obligation, indebtedness or liability; and (d) any obligation, indebtedness or liability of such Person in connection with any Capital Lease.

     "Insolvency": at any particular time in respect of a Multiemployer Plan, insolvency of such Multiemployer Plan within the meaning of Section 4245 of ERISA.

     "Interest Expense": for a particular period, the total interest expense of the Borrower and its Subsidiaries for such period on a consolidated basis.

     "Interest Payment Date":

          (a)  With respect to Base Rate Loans which are
Revolving Credit Loans: the first day of each February, May, August and November, commencing February 1, 1997;

          (b)  With respect to Base Rate Loans comprised of
Convertible Term Loan Units: quarterly as provided in the applicable Convertible Term Loan Note; and

          (c) With respect to Eurodollar Loans: the last day of the Interest Period applicable thereto.

     "Interest Period":  as to any Eurodollar Loan:

               (a)  initially, the period commencing on the
borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and, if such Eurodollar Loan is comprised of Revolving Credit Loans, ending one (1), two
(2) or three (3) months thereafter, as selected by the Borrower in its notice of borrowing as provided in Subsection 2.3 or its notice of conversion as provided in Subsection 2.11, as the case may be, or, if such Eurodollar Loan is comprised of Convertible Term Loan Units, ending one
(1) month thereafter; and

               (b)  thereafter, each period commencing on
the last day of the next preceding Interest Period applicable to such Eurodollar Loan and, if such Eurodollar Loan is comprised of Revolving Credit Loans, ending one (1), two (2) or three (3) months thereafter, as selected by the Borrower by irrevocable notice to the Lender not less than three (3) Working Days prior to the last day of the then current Interest Period with respect to such Eurodollar Loan, or, if such Eurodollar Loan is comprised of Convertible Term Loan Units, ending one (1) month thereafter;

provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

               (i) if any Interest Period with respect to a Eurodollar Loan would otherwise end on a day which is not a Working Day, that Interest Period shall be extended to the next succeeding Working Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Working Day;

               (ii) no Interest Period applicable to a
Eurodollar Tranche comprised of Revolving Credit Loans or
Convertible Term Loan Units shall end after, respectively, the Revolving Credit Termination Date or the Convertible
Term Loan Termination Date;

               (iii) any Interest Period with respect to a Eurodollar Loan that begins on the last Working Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Working Day of a calendar month; and

               (iv) the Borrower shall select Interest
Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

     "Investment": legal or beneficial ownership of any capital stock, partnership interest, joint venture interest, membership interest or other equity interest in, or any promissory note, bond, debenture or other Indebtedness of or issued by, or any capital contribution to, or any other investment in or security (as defined in the Securities Act of 1933 or the Securities Exchange Act of 1934, or any successor legislation, as amended from time to time) of or issued by, any corporation, limited liability company, partnership, joint venture or other Person.

          "L/C Aggregate Undrawn Amount": at a particular date, the aggregate undrawn amount, as at such date, of all Letters of Credit issued and outstanding.

          "L/C Agreements": as amended, modified, extended, renewed, supplemented or replaced from time to time, such applications, reimbursement agreements and other agreements in form and content satisfactory to the Lender requesting issuance of one or more Letters of Credit and setting forth reimbursement obligations and other terms and conditions relating thereto.

     "L/C Commission Rate":  one percent (1%) per annum.

     "L/C Commitment":  as defined in Subsection 3.1.

     "L/C Exposure":  at a particular time, the sum of
(a) the L/C Aggregate Undrawn Amount as at such time and
(b) L/C Reimbursement Obligations as at such time.

     "L/C Reimbursement Obligations": at a particular time, the aggregate amount of all drawings made under Letters of Credit which, as at such time, have not been reimbursed by the Borrower to the Lender.

     "Letters of Credit":  as defined in Subsection 3.1.

     "Leverage Ratio": at a particular time, the ratio of (a) Total Liabilities as at such time, to (b) Tangible Net Worth as at such time.

     "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other) or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any Capital Lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).

     "Loans":  the collective reference to the Revolving
Credit Loans and the Convertible Term Loans.

     "Long-Term Debt": all Indebtedness of the Borrower and its Subsidiaries which was payable more than one (1) year from the date of creation of such Indebtedness (excluding reserves for deferred income taxes and other reserves to the extent that such reserves do not constitute obligations).

     "Material Adverse Effect": a material adverse effect with respect to the business, assets, operations, business prospects or financial condition of the Borrower, any of its Subsidiaries or any Other Obligor, or a material adverse effect with respect to the risks to the Lender attending the Collateral, with respect to the risks to the Lender attending any commitments of the Lender which could give rise to any Obligations, or with respect to the prospect for payment or collection in full of the Obligations.

     "Material Litigation": in the case of any Person, any litigation, action, suit, proceeding or investigation pending or overtly threatened in writing against such Person or any Subsidiary of such Person, or any of their property, at law or in equity, which, if determined adversely to such Person or such Subsidiary, as the case may be, could reasonably be expected to have a material adverse effect on the business, assets, operations, business prospects or financial condition of such Person or any Subsidiary of such Person, or a material adverse effect with respect to the risks to the Lender attending the Collateral, with respect to the risks to the Lender attending any commitments of the Lender which could give rise to any Obligations, or with respect to the prospect for payment or collection in full of the Obligations.

     "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a) (3) of ERISA.

     "Notes":  the collective reference to the Revolving
Credit Notes and the Convertible Term Loan Notes.

     "Obligations": as amended, modified, extended, renewed, supplemented, increased, refinanced, consolidated or replaced from time to time, all present and future Loans and other Indebtedness, liabilities and obligations of the Borrower to the Lender of every kind and nature, whether arising under or in connection with this Agreement, the other Credit Documents or otherwise (including, without limitation, all principal amounts, including future advances, interest charges, fees and all other charges and sums, as well as all costs and expenses, including attorneys' fees and expenses, payable or reimbursable by the Borrower under or pursuant to this Agreement, the other Credit Documents and otherwise), whether direct or indirect, contingent or noncontingent, matured or unmatured, accrued or not accrued, liquidated or unliquidated, secured or unsecured, related or unrelated to this Agreement, whether or not now contemplated, whether arising in contract, tort, equity or otherwise, whether the liability of the Borrower with respect thereto is joint or several or both, and whether or not any instrument or agreement relating thereto specifically refers to this Agreement, including, without limitation, all present and future obligations of the Borrower in connection with overdrafts in any checking or other account now or hereafter maintained by the Borrower with the Lender, and all claims against the Borrower arising or re-arising on account of or as a result of any payment made by the Borrower or any Other Obligor with respect to any obligations included in this definition which is rescinded or recovered from or restored or returned under authority of any law, rule, regulation, order of court or Governmental Authority, or in connection with any compromise or settlement relating thereto or relating to any pending or threatened action, suit or proceeding relating thereto, whether arising out of any proceedings under the United States Bankruptcy Code or otherwise.

     "Obligor Use Property": the collective reference to any real property or improvements (or portion thereof) owned, leased, subleased, occupied, used or operated by the Borrower, any of its Subsidiaries or any Other Obligor.

     "Officer Default Certificate": an appropriately completed certificate in form substantially similar to Exhibit B, but in form and content satisfactory to the Lender, signed by the chief financial officer of the Borrower certifying whether, as at a particular time and to the knowledge and belief of such officer after diligent inquiry, any Default or Event of Default existed and, if so, setting forth all relevant facts with respect thereto.

     "Officer Financial Covenant Certificate": an appropriately completed certificate substantially similar to Exhibit C, but in form and content satisfactory to the Lender, signed by the chief financial officer of the Borrower setting forth calculations of the covenants contained in Subsection 7.1 as at a particular time or for a particular period.

     "Operating Lease": as to any Person, any lease of any property (real, personal or mixed) by such Person as lessee which is not a Capital Lease.

     "Other Obligor": each Person other than the Borrower that is now or hereafter primarily or secondarily, or contingently or noncontingently, liable for or obligated upon or in connection with any of the Obligations, or, whether or not so liable, that has granted any lien or security interest to or for the benefit of the Lender as security for any of the Obligations or any obligations of any other Person in connection with any of the Obligations, or that has subordinated to any of the Obligations any Indebtedness or obligations to such Person of any other
Person.

     "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

     "Permitted Acquisition": any acquisition by the Borrower or any Subsidiary of the Borrower of all or substantially all of the assets or business of any Person, or any assets of any Person in a transaction which is subject to the Bulk Transfers Title of the Uniform Commercial Code of any jurisdiction, whether by purchase of stock or assets, merger, consolidation or otherwise, provided that (a) the aggregate amount expended by the Borrower and its Subsidiaries in connection with all such acquisitions during any period of four (4) consecutive quarterly accounting periods of the Borrower beginning on or after the date of this Agreement (including Indebtedness assumed or incurred in connection with such acquisitions in excess of cash and Cash Equivalents acquired by the Borrower or its Subsidiaries in connection with such acquisitions, but excluding the value of stock of the Borrower or any of its Subsidiaries issued in connection therewith) does not exceed thirty percent (30%) of Tangible Net Worth as at the end of such period, (b) the aggregate amount expended by the Borrower and its Subsidiaries in connection with all such acquisitions (including Indebtedness assumed or incurred in connection with such acquisitions in excess of cash and Cash Equivalents acquired by the Borrower or its Subsidiaries in connection with such acquisitions, but excluding the value of stock of the Borrower or any of its Subsidiaries issued in connection therewith) does not exceed Ten Million Dollars ($10,000,000.00), and (c) no Default or Event of Default shall have occurred and be continuing at the time of such acquisition.

     "Permitted Factoring Agreement": any agreement for the sale by the Borrower or any of its Subsidiaries without recourse to the Borrower or any of its Subsidiaries of accounts of the Borrower or any of its Subsidiaries, provided that (a) the aggregate face amount of all such accounts so sold during any period of four (4) consecutive quarterly accounting periods of the Borrower beginning on or after the date of this Agreement does not exceed Two Hundred Fifty Thousand Dollars ($250,000.00), and (b) no Default or Event of Default shall have occurred and be continuing at the time of any such agreement or sale.

     "Permitted PMSI": any purchase money security interest (including Capital Leases, leases intended as security and title retention agreements) created under the Uniform Commercial Code of any jurisdiction in equipment of the Borrower, provided that (a) such security interest is assumed or created by the Borrower contemporaneously with the Borrower's acquisition of rights in such goods, (b) such security interest secures no obligations of the Borrower or any other Person other than Indebtedness of the Borrower incurred in connection with the acquisition of such goods,
(c) such security interest attaches to no property of the Borrower other than such goods and the proceeds thereof, and
(d) neither the assumption or creation by the Borrower of such security interest nor incurrence by the Borrower of such Indebtedness violates any provision of this Agreement or any of the other Credit Documents.

     "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

     "Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower, any Subsidiary of the Borrower or a Commonly
Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to
be) an "employer" as defined in Section 3(5) of ERISA.

     "Prime Rate": the per annum rate of interest announced by the Lender from time to time as its Prime Rate.

     "Reorganization":  with respect to any Multiemployer
Plan, the condition that such plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

     "Requirement of Law": as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     "Restricted Payment": any payment or other transfer of money or other tangible or intangible property of any kind of the Borrower or any of its Subsidiaries to any Affiliate of any of them which is not expressly permitted by this Agreement, including, without limitation, any dividend or other distribution on account of capital stock or other securities, any loan, advance or capital contribution, any repayment of any loan, advance or capital contribution, any redemption or other repurchase of any securities, and any payment for services.

     "Revolving Credit Loan Balance": at a particular time, the aggregate principal amount of Revolving Credit Loans made and outstanding, whether as Base Rate Loans or Eurodollar Loans.

     "Revolving Credit Commitment": as defined in Subsection 2.1.

     "Revolving Credit Commitment Period": the period from and including the date of this Agreement to but not including the Revolving Credit Termination Date or such earlier date as the Revolving Credit Commitment shall terminate as provided herein.

     "Revolving Credit Loan": as defined in Subsection 2.1.

     "Revolving Credit Maximum Amount":  Eight Million Five
Hundred Thousand Dollars ($8,500,000.00), as such amount may be reduced pursuant to Subsection 2.5.

     "Revolving Credit Note": as defined in Subsection 2.2.

     "Revolving Credit Termination Date":  December 22,
1998; provided that, upon written request of the Borrower delivered to the Lender not later than March 31 of each year, such date (or any date to which such date is extended in accordance herewith) may be extended for a period of twelve (12) months upon the written agreement of the Borrower and the Lender.

     "Subsidiary": as to any Person, (a) a corporation of which shares of capital stock having voting power to elect a majority of the board of directors or other managers of such corporation are owned, or the management of which is otherwise controlled, directly or indirectly, or both, through one or more intermediaries, by such Person, and
(b) any partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50%) of the voting equity interests is owned, or the management of which is otherwise controlled, directly or indirectly, or both, through one or more intermediaries, by such Person.

     "Tangible Net Worth": at a particular time, the amount, if any, by which (a) Total Assets as at such time, exclusive of goodwill, trademarks, trade names, licenses and such other assets as are properly classified as intangible assets in conformity with GAAP, and exclusive of all transactions with, and all amounts due or to become due to the Borrower or its Subsidiaries from, and all investments in, Affiliates, exceeds (b) Total Liabilities as at such time.

     "Total Assets": at a particular time, the aggregate amount which, in conformity with GAAP, would be included in a total assets or comparable account reflected in a consolidated balance sheet of the Borrower and its Subsidiaries as at such time.

     "Total Applicable Usage": at a particular time, the sum of (a) the Revolving Credit Loan Balance as at such time and (b) L/C Exposure as at such time.

     "Total Current Assets": at a particular time, the aggregate amount which, in conformity with GAAP, would be included in a total current assets or comparable account reflected in a consolidated balance sheet of the Borrower and its Subsidiaries as at such time.

     "Total Current Liabilities": at a particular time, the aggregate amount which, in conformity with GAAP, would be included in a total current liabilities or comparable account reflected in a consolidated balance sheet of the Borrower and its Subsidiaries as at such time.

     "Total Liabilities": at a particular time, the aggregate amount which, in conformity with GAAP, would be included in a total liabilities or comparable account reflected in a consolidated balance sheet of the Borrower and its Subsidiaries as at such time.

     "Type":  as to any Revolving Credit Loan or Convertible
Term Loan Unit, its nature as a Base Rate Loan or a Eurodollar Loan.

     "Working Day": any Business Day on which dealings in foreign currencies and exchange between banks may be carried on in London, England.

     1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes, the Borrower Security Agreement or any other Credit
Document.

          (b)  As used herein, in the Notes, in the Borrower
Security Agreement and in any other Credit Document, accounting terms not defined in Subsection 1.1 and accounting terms partly defined in Subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

          (c) As used herein, in the Notes, in the Borrower Security Agreement and in any other Credit Document, terms defined by the Uniform Commercial Code as in effect in the State of Maryland on the date hereof shall, except to the extent that the context otherwise requires, have the respective meanings given to them under such Uniform Commercial Code.

          (d) Unless the context otherwise requires, each reference in this Agreement, the Notes, the Borrower Security Agreement or any other Credit Document to this Agreement, the Notes, the Borrower Security Agreement or any other Credit Document shall be deemed to refer to this Agreement, the Notes, the Borrower Security Agreement or such other Credit Document as the same may be amended, modified, extended, renewed, supplemented or replaced from time to time.

          (e) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (f) The use of the singular in this Agreement shall also refer to the plural and vice versa, and the use of any gender, including the neuter, shall also refer to each of the other genders, including the neuter.

          (g) The captions and headings contained in this Agreement are for convenience of reference only and shall not affect the meaning, or the construction or interpretation, of this Agreement.

          (h)  The phrases "satisfactory to the Lender,"
"acceptable to the Lender" and similar phrases shall mean reasonably satisfactory or reasonably acceptable to the Lender in its reasonable judgment exercised in good faith.

          (i) In the event of any inconsistency between any provision of this Agreement and any provision of any other
Credit Document, or in the event of the need in any context for the construction or interpretation of any provision of this Agreement or any other Credit Document, no such inconsistency and no such provision shall be construed or interpreted against the Lender on the one hand, and in favor of the Borrower or any Other Obligor on the other hand.

     SECTION 2.  AMOUNT AND TERMS OF LOAN COMMITMENTS

     2.1 Revolving Credit Commitment. (a) Subject to the terms and conditions hereof, the Lender agrees to make revolving credit loans (individually, a "Revolving Credit Loan," and, collectively, the "Revolving Credit Loans") to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the Revolving Credit Maximum Amount (the "Revolving Credit Commitment"); provided that the Revolving Credit Loan Balance shall not at any time exceed an amount equal to the Revolving Credit Maximum Amount as at such time, minus the L/C Exposure as at such time. During the Revolving Credit Commitment Period, the Borrower may use the Revolving Credit Commitment by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with and subject to the terms and conditions of this Agreement, including Subsection 2.10 and 2.20.

          (b)  The Revolving Credit Loans may be
(i) Eurodollar Loans, (ii) Base Rate Loans, or (iii) a combination thereof, as determined by the Borrower and notified to the Lender in accordance with Subsection 2.3; provided that no Eurodollar Loan shall be made after the day that is one (1) month prior to the Revolving Credit Termination Date.

     2.2 Revolving Credit Notes. The Revolving Credit Loans made by the Lender shall be evidenced by, and payable with interest in accordance with, a promissory note of the Borrower substantially in the form of Exhibit D, with appropriate insertions as to date and principal amount (as amended, modified, extended, renewed, supplemented or replaced from time to time, the "Revolving Credit Note"), payable to the order of the Lender. The Lender is hereby authorized to record the date and amount of each Revolving Credit Loan made by the Lender, and the date and amount of each payment or prepayment of principal thereof, on the schedule annexed to and constituting a part of the Revolving Credit Note, and any such recordation shall constitute prima facie evidence, absent manifest error, of the accuracy of the information so recorded; provided that no failure of the Lender to so record any such information shall relieve the Borrower of its obligation to repay any Revolving Credit Loan or interest thereon. The Revolving Credit Note shall
(a) be stated to mature on the Revolving Credit Termination Date and (b) bear interest on the unpaid principal amount thereof from time to time outstanding at the applicable interest rate per annum determined as provided in Subsections 2.13 and 2.14. Interest on the Revolving Credit Note shall be payable on the dates specified in Subsection 2.13(f).

     2.3 Procedure for Revolving Credit Borrowing. The Borrower may borrow under the Revolving Credit Commitment during the Revolving Credit Commitment Period on any Working Day if the borrowing is a Eurodollar Loan or on any Business Day if the borrowing is a Base Rate Loan; provided that the Borrower shall give the Lender irrevocable notice (which must be received by the Lender prior to 11:00 a.m., Philadelphia, Pennsylvania, time) (a) four (4) Working Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, and (b) two (2) Business Days prior to the requested Borrowing Date, in the case of Base Rate Loans, specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be a Eurodollar Loan, a Base Rate Loan or a combination thereof, and (iv) if the borrowing is to be entirely or partly a Eurodollar Loan, the length of the Interest Period for such Eurodollar Loan. Each borrowing pursuant to the Revolving Credit Commitment shall be in an aggregate principal amount of (a) in the case of Base Rate Loans, Fifty Thousand Dollars ($50,000.00) or a whole multiple thereof, and (b) in the case of Eurodollar Loans, Five Hundred Thousand Dollars ($500,000.00) or a whole multiple of Ten Thousand Dollars ($10,000.00) in excess thereof. The proceeds of all Revolving Credit Loans will be made available to the Borrower by the Lender by transfer of such proceeds in immediately available funds to a deposit account of the Borrower at the Lender designated for such purpose.

     2.4 Unused Facility Fee. The Borrower agrees to pay to the Lender an unused facility fee from and including the first day of the Revolving Credit Commitment Period to the Revolving Credit Termination Date, computed at the rate of one-quarter of one percent (1/4%) per annum on the average daily amount of the Available Commitment during the period for which payment is made, payable quarterly in arrears on the first day of each February, May, August and November, commencing February 1, 1997, and on the Revolving Credit
Termination Date or such earlier date as the

Revolving Credit Commitment shall terminate as provided herein.

     2.5  Reduction of Revolving Credit Commitment.
Effective as of the time of each Conversion, the Revolving
Credit Commitment shall be reduced by an amount equal to that portion of the Revolving Credit Loan Balance converted to a Convertible Term Loan pursuant to such Conversion.

     2.6 Payment at Revolving Credit Termination Date. On the Revolving Credit Termination Date, the Borrower shall pay to the Lender in full the Revolving Credit Loan Balance, together with all accrued and unpaid interest thereon.

     2.7  Conversion of Revolving Credit Loans to
Convertible Term Loans. In the event that (a) all of the conditions set forth in Subsection 5.2 are satisfied on a Conversion Date, (b) the Borrower shall have given written notice to the Lender not more than sixty (60) days and not less than thirty (30) days prior to such Conversion Date of the Borrower's desire to convert to a Convertible Term Loan a portion of the Revolving Credit Loan Balance which is equal to Five Hundred Thousand Dollars ($500,000.00) or a whole multiple of Fifty Thousand Dollars ($50,000.00) in excess thereof, and (c) the Lender shall have received, in form and content satisfactory to the Lender, a Convertible Term Loan Note conforming to the requirements hereof and duly executed and delivered by an Authorized Officer of the Borrower, then the Lender agrees that, on and as of such Conversion Date, such portion of the Revolving Credit Loan Balance shall be converted to a term loan (individually, a "Convertible Term Loan", and, collectively, the "Convertible Term Loans"); provided that no Conversion shall occur on or after the Revolving Credit Termination Date; and provided further that the aggregate principal amount of the Revolving Credit Loan Balance converted to Convertible Term Loans shall not exceed the Convertible Term Loan Maximum Amount. No Conversion shall constitute a novation of any Indebtedness of the Borrower to the Lender or an extinguishment or satisfaction but, rather, shall constitute a continuation of the Indebtedness of the Borrower with respect thereto. The Borrower may not reborrow any portion of the principal amount of any Convertible Term Loans which is repaid or prepaid at any time or from time to time.

     2.8  Convertible Term Loan Units.  Portions of each
Convertible Term Loan (individually, a "Convertible Term
Loan

Unit", and, collectively, "Convertible Term Loan
Units") may from time to time be (a) Eurodollar Loans,
(b) Base Rate Loans, or (c) a combination thereof, as determined by the Borrower and notified to the Lender in accordance with Subsection 2.11; provided that no Eurodollar Loan shall be created after the day that is one (1) month prior to the maturity of such Convertible Term Loan.

     2.9 Convertible Term Loan Notes. Each Convertible Term Loan shall be evidenced by, and payable in installments with interest in accordance with, a Convertible Term Loan Note. The original principal amount of each Convertible Term Loan shall be payable by the Borrower in twenty (20) consecutive equal quarterly installments, commencing ninety
(90) days after the applicable Conversion. In the case of each Convertible Term Loan Note, the Lender is hereby authorized to record on the schedule annexed thereto and constituting part thereof the date, Type and amount of each Convertible Term Loan Unit and the date and amount of each payment or prepayment of principal thereof, and, in the case of Eurodollar Loans comprised of Convertible Term Loan Units, the Interest Period with respect thereto, and any such recordation shall constitute prima facie evidence, absent manifest error, of the accuracy of the information so recorded; provided that no failure of the Lender to so record any such information shall relieve the Borrower of its obligation to repay any of the Convertible Term Loans or interest thereon. Each Convertible Term Loan Note shall
(a) be dated the date of its issuance and (b) bear interest on the unpaid principal amount thereof from time to time outstanding at the applicable interest rates per annum determined as provided in Subsections 2.13 and 2.14. Interest on the Convertible Term Loan Notes shall be payable on the dates specified in Subsection 2.13(f).

     2.10 Optional Prepayments. The Borrower may on the last day of the relevant Interest Period if the Revolving Credit Loans or Convertible Term Loan Units to be prepaid are in whole or in part Eurodollar Loans, or at any time and from time to time if the Revolving Credit Loans or Convertible Term Loan Units to be prepaid are Base Rate Loans, prepay the Revolving Credit Loans and/or the Convertible Term Loans in whole or in part, upon irrevocable notice to the Lender at least one (1) Business Day in advance, specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans or a combination thereof, and if of a combination thereof, the amount of prepayment allocable to each. If any such prepayment notice is given by the Borrower, the payment amount specified in such notice shall be due and payable on the date specified therein. Partial prepayments may only be made if, after giving effect thereto, Subsection 2.12 shall not have been contravened. In the case of each prepayment of a Convertible Term Loan, such prepayment shall be applied to the principal installment payments to become due under such Convertible Term Loan in the inverse order of their maturity.

     2.11 Interest Rate Conversion Options; Minimum Amount of Loans. (a) The Borrower may elect from time to time to convert Revolving Credit Loans or Convertible Term Loan Units which are Eurodollar Loans to Revolving Credit Loans or Convertible Term Loan Units, respectively, which are Base Rate Loans by giving the Lender at least three (3) Business Days' prior irrevocable notice of such election; provided that any such conversion of Eurodollar Loans shall only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Revolving Credit Loans or Convertible Term Loan Units which are Base Rate Loans to Revolving Credit Loans or Convertible Term Loan Units, respectively, which are Eurodollar Loans by giving the Lender at least three (3) Working Days' prior irrevocable notice of such election.
All or any part of outstanding Eurodollar Loans and Base Rate Loans may be converted as provided herein, provided that (i) no Revolving Credit Loan or Convertible Term Loan Unit may be converted into a Eurodollar Loan when any Default or Event of Default has occurred and is continuing,
(ii) partial conversions shall, subject to Subsection 2.12, be in an aggregate principal amount of One Hundred Thousand Dollars ($100,000.00) or a whole multiple thereof, and
(iii) any such conversion may only be made if, after giving effect thereto, Subsection 2.12 shall not have been contravened.

          (b) Any Eurodollar Loans may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in Subsection 2.11(a); provided, that no Eurodollar Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the then current Interest Period with respect thereto.

     2.12 Number and Amounts of Eurodollar Tranches. All borrowings, conversions, payments, prepayments and selection of' Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (a) the aggregate principal amount of any Eurodollar Tranche shall not be less than Five Hundred Thousand Dollars ($500,000.00), (b) no more than three (3) Eurodollar Tranches comprised of Revolving Credit Loans or Convertible Term Loan Units shall exist, and (c) each Eurodollar Tranche shall be comprised only of Revolving Credit Loans or Convertible Term Loan Units of a Convertible Term Loan.

     2.13 Interest Rates and Payment Dates. (a) Base Rate Loans shall bear interest for the period from and including the Borrowing Date or date of conversion thereof on the unpaid principal amount thereof at a rate per annum equal to the Base Rate plus the Applicable Margin.

          (b)  The Revolving Credit Loans comprising a
Eurodollar Tranche and the Convertible Term Loan Units comprising a Eurodollar Tranche shall bear interest for each day during each Interest Period with respect thereto on the unpaid principal amount thereof at a rate per annum equal to the Eurodollar Rate plus the Applicable Margin.

          (c) In any case in which a Eurodollar Loan is not effectively created or continued as such in accordance with the notice and other provisions hereof, the Borrower shall be deemed to have selected a Base Rate Loan in lieu of the affected Eurodollar Loan.

          (d) If an Event of Default shall occur, (i) each Eurodollar Loan shall be converted to a Base Rate Loan at the end of the last Interest Period with respect thereto, and (ii) all Base Rate Loans shall, at the Lender's option, bear interest on the unpaid principal amount thereof at a rate per annum equal to the Base Rate plus the Applicable
Margin plus one percent (1%) per annum.

          (e) Except to the extent prohibited by applicable law, any judgment or order of any Governmental Authority entered for payment of principal or any other amounts bearing interest under this Agreement shall bear interest at the rates and calculated in the manner applicable under this Agreement to such amounts.

          (f) Interest shall be payable in arrears on each Interest Payment Date.

     2.14 Computation of Interest and Fees. (a) Unused facility fees under Subsection 2.4 and interest in respect of the Loans shall be calculated on the basis of a 360 day year for the actual days elapsed (including the first but excluding the last day of the relevant period). Any change in the interest rate on Loans resulting from a change in the Base Rate (as a result of a change in the Prime Rate) or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change in the Prime Rate or the Eurocurrency Reserve Requirements shall become effective.

          (b) Each determination of an interest rate by the Lender pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error. The Lender shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Lender in determining any interest rate pursuant to Subsection 2.13(b).

     2.15 Inability to Determine Interest Rate. In the event that:

               (a)  the Lender shall have determined (which
determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any requested Interest Period; or

               (b)  the Lender shall have determined prior
to the first day of an Interest Period that the interest rate determined pursuant to Subsection 2.13(b) for such Interest Period does not accurately reflect the cost to the Lender (as conclusively certified to the Borrower by the Lender in a writing setting forth in reasonable detail the facts giving rise to such determination) of making or maintaining the Lender's affected Eurodollar Loans during such Interest Period, with respect to (i) requested Loans that the Borrower has requested be made as Eurodollar Loans, (ii) Eurodollar Loans that will result from the requested conversion of Base Rate Loans into Eurodollar Loans or (iii) the continuation of Eurodollar Loans beyond the expiration of the then current Interest Period with respect thereto, the Lender shall forthwith give telecopy or telephonic notice of such determination to the Borrower at least one (1) day prior to, as the case may be, the requested Borrowing Date for such Eurodollar Loans, the conversion date of such Base Rate Loans or the last day of such Interest Period. If such notice is given, unless the Borrower withdraws its notice of borrowing, conversion or continuation, (i) any requested Eurodollar Loans shall be made as Base Rate Loans, (ii) any Base Rate Loans that were to have been converted to Eurodollar Loans shall be continued as Base Rate Loans and
(iii) any outstanding Eurodollar Loans shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans. Until such notice has been withdrawn by the Lender, no further Eurodollar Loans shall be made, nor shall the Borrower have the right to convert Base Rate Loans to Eurodollar Loans.

     2.16 Payments. All payments (including prepayments) to be made by the Borrower under this Agreement, the Notes or any other Credit Document, whether on account of principal, interest, fees, expenses or other amounts, shall be made without deduction, setoff or counterclaim and shall be made at the Lender's office set forth in Subsection 9.3, in lawful money of the United States of America and in immediately available funds. If any payment hereunder (other than payments on Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Working Day, the maturity thereof shall be extended to the next succeeding Working Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Working Day.

     2.17 Illegality. Notwithstanding any other provisions herein, if any Requirement of Law or any change therein or in the interpretation or application thereof shall in the opinion of counsel to the Lender (which may include in-house counsel) make it unlawful for the Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the agreement of the Lender hereunder to make Eurodollar Loans and to convert Base
Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) the Convertible Term Loan Units then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods for such Eurodollar Loans or within such earlier period as required by law. If any such prepayment or conversion of a Eurodollar Loan occurs on a day which is not the last day of the current Interest Period with respect thereto, the Borrower shall pay to the Lender such amounts, if any, as may be required pursuant to Subsection 2.20.

     2.18 Requirements of Law. (a) In the event that any Requirement of Law or any change therein or in the interpretation or application thereof or compliance by the Lender with any request or directive (whether or not having the force of law) from any central bank or other
Governmental Authority arising from and after the Closing
Date:

               (i)  does or shall subject the Lender to any
additional tax of any kind whatsoever with respect to this Agreement, any Note or any Eurodollar Loans made by it, or change the basis of taxation of payments to the Lender of principal, fees, interest or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of the Lender);

               (ii) does or shall impose, modify or hold applicable any reserve, special deposit, assessment, capital adequacy, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of the Lender; or

          (iii)     does or shall impose on the Lender any
other condition;

and the result of any of the foregoing is to increase the cost to the Lender, by any amount which the Lender deems to be material, of making, renewing or maintaining advances or extensions of credit or to reduce any amount receivable hereunder, in each case, in respect of its Eurodollar Loans, then, in any such case, the Borrower shall promptly pay the Lender upon demand any additional amounts necessary to compensate the Lender for such additional cost or reduced amount receivable, together with interest on such additional amounts from the date demand is made until payment in full thereof at the rate applicable to Base
Rate Loans which are Revolving Credit Loans plus the Applicable Margin. If the Lender becomes entitled to claim any additional amounts pursuant to this Subsection, it shall promptly notify the Borrower of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by the Lender to the Borrower shall show the means by which such additional amounts have been calculated and shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and payment of the outstanding Notes for a period of one (1) year.

          (b)  In the event that the Lender shall have
determined that the adoption from and after the Closing Date of any law, rule, regulation or guideline regarding capital adequacy, or any change therein from and after the Closing Date or in the interpretation or application thereof or compliance by the Lender or any corporation controlling the Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority, including, without limitation, the issuance of any final rule, regulation or guideline, does or shall have the effect of reducing the rate of return on the Lender's or such corporation's capital as a consequence of its obligations hereunder to a level below that which the Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time, within two (2) Business Days after submission by the Lender to the Borrower of a written request therefor showing the means by which such additional amounts have been calculated and stating in reasonable detail the reasons therefor, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender for such reduction.

     2.19 Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without reduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority excluding, in the case of the Lender, net income and franchise taxes imposed on the Lender by the jurisdiction under the laws of which the Lender is organized or any political subdivision or taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, deductions, charges or withholdings being hereinafter called "Taxes"). If any Taxes are required to be withheld from any amounts payable to the Lender hereunder, under the Notes or under any other Credit Document, the amounts so payable to the Lender shall be increased to the extent necessary to yield to the Lender (after payment of all Taxes, including those payable on additional amounts paid pursuant to this Subsection) interest or other amounts payable hereunder at the rates or in the amounts specified in this Agreement, the Notes or any other
Credit Document. If the Borrower fails to pay any Taxes when due to the appropriate taxing authority, the Borrower shall indemnify the Lender for any incremental taxes, interest or penalties that may become payable by the Lender as a result of any such failure.

          (b)  The agreements in this Subsection shall
survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder and under the other Credit Documents for a period of one (1) year.

     2.20 Indemnity. The Borrower agrees to indemnify the Lender and to hold the Lender harmless from any loss or expense which the Lender may sustain or incur as a consequence of (a) default by the Borrower in payment when due of the principal amount of or interest due hereunder on any Eurodollar Loans, (b) default by the Borrower in making a borrowing or conversion after the Borrower has given a notice of borrowing in accordance with Subsection 2.3 or a notice of conversion pursuant to Subsection 2.11, except in accordance with Subsection 2.15, (c) default by the Borrower in making any prepayment after the Borrower has given a notice in accordance with Subsection 2.10, or (d) the making of a prepayment of a Eurodollar Loan on a day which is not the last day of an Interest Period with respect thereto, including, without limitation, in each case, any such loss or expense arising from the reemployment of funds obtained by the Lender to maintain Eurodollar Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained. This covenant shall survive termination of this Agreement and payment of the outstanding Notes and all other amounts payable hereunder and under the other Credit Documents for a period of one (1) year.

     2.21 Certain Calculations. Calculations of all amounts payable to the Lender and other determinations under Subsections 2.15, 2.17, 2.18 and 2.20 shall be made as though the Lender had actually funded each of the relevant Eurodollar Loans either (i) by obtaining a Dollar deposit bearing interest at the rate the Lender would have offered to first-class banks in the interbank market selected by the Lender for Dollar deposits in same day funds in an amount equal to the amount of such Eurodollar Loan and having a maturity comparable to the relevant Interest Period or
(ii) through the transfer of such a Dollar deposit from an offshore office of the Lender to a domestic office of the Lender in the United States of America; provided, that the Lender reserves the right to fund each of its Eurodollar Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable and making other determinations pursuant to said Subsections.


     SECTION 3.  LETTERS OF CREDIT

     3.1 Letter of Credit Commitment. Subject to the terms and conditions hereof, the Lender agrees to issue for the account of the Borrower standby letters of credit for such purposes, in such amounts, for the benefit of such Persons and subject to such terms and conditions as may be acceptable to the Lender in its discretion (individually, as amended, modified, extended, renewed, supplemented or replaced from time to time, a "Letter of Credit," and, collectively, the "Letters of Credit"), from and including the date of this Agreement to but not including the date which is thirty (30) days prior to the Revolving Credit Termination Date (the "L/C Commitment"); provided that the L/C Exposure shall not at any time exceed an amount equal to the Revolving Credit Maximum Amount as at such time, minus the Revolving Credit Loan Balance as at such time; provided further that no Letter of Credit (including any renewal or extension thereof, whether or not automatic) shall have an expiry date which is later than the date which is one (1) year after the date of issuance, renewal or extension of such Letter of Credit; and provided further that no Letter of Credit (including any renewal or extension thereof, whether or not automatic) shall have an expiry date which is later than the date which is thirty (30) days prior to the Revolving Credit Termination Date.

     3.2  Procedure for Issuance and Renewal of Letters of
Credit. (a) The Borrower may request the Lender to issue a Letter of Credit by delivering to the Lender at its office specified in Subsection 9.3 (i) such L/C Agreements as may be required by the Lender, completed to the satisfaction of the Lender, (ii) the proposed form of such Letter of Credit
(which shall comply with the applicable requirements set forth herein) and (iii) such other certificates and documents and information as the Lender may reasonably request.

          (b) The Borrower may request the extension or renewal of a Letter of Credit issued hereunder which is not automatically renewed in accordance with the terms contained therein, by giving written notice to the Lender at least three (3) Business Days prior to the then current expiry date of such Letter of Credit (provided that the Lender may accommodate notices on shorter notice in its sole discretion).

     3.3 Reimbursement of the Lender. In the case of each drawing paid under any Letter of Credit, the Lender shall promptly notify the Borrower of such drawing and of the amount thereof, and the Borrower (i) shall reimburse the Lender for the amount of such drawing not later than the close of business on the first Business Day following the day on which the Borrower received notice of such drawing, and (ii) shall pay (A) all charges and expenses relating to such drawing as may be payable in accordance with Subsection 3.4 or applicable L/C Agreements and (B) interest at the rate specified in Subsection 3.5 on the amount of such drawing for the period commencing on and including the date of payment of such drawing and ending on and including the date the Borrower reimburses the Lender for such drawing. Notwithstanding any other provision of this Agreement, the payment by the Lender of each drawing under a Letter of Credit shall be deemed to constitute an irrevocable notice of borrowing by the Borrower under Subsection 2.3 and, at any time after such request, the Lender is irrevocably authorized by the Borrower to, and the Lender may, make Revolving Credit Loans constituting Base Rate Loans to the Borrower in an amount equal to the amount of such payment and any charges, expenses or interest referred to in the foregoing clauses (A) and (B), notwithstanding any limitations set forth in Subsection 2.3, and apply the proceeds of such Revolving Credit Loans in payment of the Borrower's L/C Reimbursement Obligations and other obligations in connection with such payment.

     3.4 Commissions, Fees and Charges. (a) In the case of each issuance, renewal or extension of any Letter of Credit, the Borrower agrees to pay to the Lender (i) an issuance fee equal to Seventy-Five Dollars ($75.00), and (ii) a commission on the face amount of such Letter of Credit calculated at the L/C Commission Rate, based upon a year of 360 days and payable for the actual number of days in the original term, the renewal term or the extended term of such Letter of Credit, provided that the amount of such commission shall not be less than Two Hundred Fifty Dollars ($250.00) per quarter annum (or a portion thereof).

          (b)  Payment of the fees set forth in this
Subsection shall be a condition to the issuance of each Letter of Credit; provided that, in the case of any automatic renewal or automatic extension of any Letter of Credit in accordance with the terms thereof, such fees shall be paid by the Borrower prior to the date of such automatic renewal or automatic extension.

          (c) In addition to the fees referred to above in this Subsection, the Borrower agrees to pay or reimburse the Lender for such normal and customary fees, costs and expenses as are incurred or charged by the Lender or any correspondents of the Lender in issuing, effecting payment under, maintaining or administering any Letter of Credit (including, without limitation, amendment fees, correspondent bank fees, reissuance costs and cancellation fees) upon notice and invoice by the Lender to the Borrower of such costs and expenses.

     3.5 Interest on Amounts Disbursed under Letters of Credit. The Borrower agrees to pay to the Lender interest on any and all amounts drawn under any Letter of Credit until reimbursed in full at a fluctuating rate per annum equal to the rate that would be applicable to Revolving Credit Loans which are Base Rate Loans. Interest accrued hereunder shall be payable on demand. All payments by the Borrower to the Lender shall be made in lawful currency of the United States and in immediately available funds without setoff or counterclaim to the Lender at its office specified in Subsection 9.3.

     3.6 Computation of Interest and Fees; Payment not on Business Days. (a) Any change in any interest rate under this Section 3 resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate becomes effective.

          (b) If any payment under this Section 3 becomes due and payable on a day which is not a Business Day, the maturity thereof shall be extended to the next succeeding
Business Day, and, in the case of any amount drawn under a Letter of Credit, interest thereon shall be payable at the then applicable rate during such extension.

     3.7 Increased Costs. If any law or regulation or other Requirement of Law, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, shall either (a) impose, modify, assess or deem applicable any reserve, special deposit, assessment, capital adequacy or similar requirement against letters of credit issued by the Lender or (b) impose on the Lender any other condition regarding any Letter of Credit, and the result of any event referred to in clauses (a) or (b) above shall be to increase the cost to the Lender of issuing or maintaining such Letter of Credit, then, within ten (10) Business Days after delivery to the Borrower by the Lender of a certificate as to the fact and amount of such increased cost, the Borrower shall pay to the Lender such additional amounts which shall be sufficient to compensate the Lender for such increased cost, together with interest on each such amount from the date such certificate is received by the Borrower until payment in full thereof at the rate provided in Subsection 3.5. A certificate as to the fact and amount of such increased cost incurred by the Lender as a result of any event mentioned in clauses (a) or (b) above, submitted by the Lender to the Borrower, shall show the means by which such additional amounts have been calculated and shall be conclusive, absent manifest error. This covenant shall survive the termination of this Agreement and payment of the outstanding Notes for a period of one (1) year.

     3.8 Nature of Obligations; Indemnities. (a) The obligations of the Borrower under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Lender, any correspondents of the Lender or any beneficiary of a Letter of Credit; provided that this provision shall not be deemed a waiver by the Borrower of the assertion of any compulsory counterclaim. The Borrower assumes all risks of the acts or omissions of the users of the Letters of Credit and all risks of the misuse of the

Letters of Credit. None of the Lender or any of its correspondents shall be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any draft drawn under any Letter of Credit or any document specified in any applications for any of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent, or forged and even if the Borrower shall have notified the Lender or any of its correspondents thereof;
(ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any of the Letters of Credit or any of the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of any draft to bear any reference or adequate reference to any of the Letters of Credit, or failure of any Person to note the amount of any draft on the reverse of any of the Letters of Credit or to surrender or to take up any of the Letters of Credit or to send forward any such document apart from drafts as required by the terms of any of the Letters of Credit, each of which provisions, if contained in a Letter of Credit itself, it is agreed, may be waived by the Lender; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not in cipher; (v) for any error, neglect, default, suspension or insolvency of any correspondents of the Lender; (vi) for errors in translation or for errors in interpretation of technical terms; (vii) for any loss or delay, in the transmission or otherwise, of any such document or draft or of proceeds thereof; (viii) for any failure of any draft or document presented under a Letter of Credit to comply with, or for any determination by the Lender whether the same complies with, the terms of such Letter of Credit; or (ix) for any other circumstances whatsoever in making or failing to make payment under a Letter of Credit; provided that the Borrower shall have a claim against the Lender, and the Lender shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by the Lender's willful misconduct or gross negligence. None of the above shall affect, impair or prevent the vesting of any of the rights or powers of the Lender. The Lender shall have the right to transmit the terms of the Letter of Credit as requested without translating them.

          (b)  In furtherance and extension and not in
limitation of the specific provisions in this Section 3, (i) any action taken or omitted by the Lender or by any of its correspondents under or in connection with any of the Letters of Credit, if taken or omitted in good faith or pursuant to instructions of the Borrower, shall be binding upon the Borrower and shall not put the Lender or any of its correspondents under any resulting liability to the Borrower and (ii) the Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

          (c) The Borrower hereby agrees at all times to protect, indemnify and save harmless the Lender and its correspondents from and against any and all claims, actions, suits and other legal proceedings, and from and against any and all losses, claims, demands, liabilities, damages, costs, charges, counsel fees and other expenses which they or any of them may, at any time, sustain or incur by reason of or in consequence of or arising out of the issuance of any of the Letters of Credit unless caused by the Lender's gross negligence or willful misconduct; it being the intention of the parties that this Agreement shall be construed and applied to protect and indemnify the Lender and its correspondents against any and all risks involved in the issuance of all of the Letters of Credit unless caused by the Lender's gross negligence or willful misconduct, all of which risks, whether or not foreseeable, being hereby assumed by the Borrower, including, without limitation, any and all risks of all acts by any Governmental Authority, domestic or foreign. The Lender and its correspondents shall not in any way be liable for any failure by any of them or any other Person to pay a draft drawn under any of the Letters of Credit as a result of any acts, whether rightful or wrongful, of any Governmental Authority, or any other cause not readily within their control or the control of their respective correspondents, agents or sub-agents. Without limiting the generality of the foregoing, the Borrower shall reimburse the Lender and its correspondents, and shall pay and indemnify the Lender and its correspondents, against payment of, out-of-pocket costs and expenses, withholding taxes, liabilities and damages, including, without limitation, attorneys' fees, incurred or sustained by any of them in connection with any of the Letters of Credit or by reason of any such failure to pay. Also, without limiting the generality of the foregoing, the Borrower shall be responsible for, and shall reimburse the Lender upon demand for, any and all commissions, fees and other charges paid or payable by the Lender to any bank which shall be an advising bank or a beneficiary of a Letter of Credit which shall, in reliance thereon, have issued its own letter of credit in respect of obligations of the Borrower.

     3.9 Inconsistency in Documents. In the event of any conflict or inconsistency between any provision of any L/C
Agreement, or the interpretation or construction thereof, and any provision of this Agreement, or the interpretation or construction thereof, then the provision of this Agreement, or the interpretation or construction thereof, shall control.


     SECTION 4.  REPRESENTATIONS AND WARRANTIES

     To induce the Lender to enter into this Agreement and to make the Revolving Credit Loans and to issue Letters of Credit, the Borrower hereby represents and warrants to the Lender that:

     4.1 Financial Condition. The following financial statements of the Borrower have been delivered to the
Lender:

          (a) the audited consolidated statement of income and retained earnings of the Borrower for the fiscal year of the Borrower ended January 31, 1996, and the audited consolidated statement of cash flows of the Borrower for such fiscal year, and the audited consolidated balance sheet of the Borrower as at the end of such fiscal year; and

          (b) the statement of income and retained earnings of the Borrower for the quarterly accounting period of the Borrower ended April 30, 1996, and for the current fiscal year of the Borrower through the end of such quarterly accounting period, and the statement of cash flows of the Borrower for such quarterly accounting period and for the current fiscal year of the Borrower through the end of such quarterly accounting period, and the balance sheet of the Borrower as at the end of such quarterly accounting period.

The documents listed in this Subsection 4.1 have been prepared in conformity with GAAP consistently applied, are correct and complete in all material respects and present fairly the financial position of the Borrower as of the dates of such statements and the results of operations of the Borrower for the periods covered by such statements.

     4.2 No Change. As of the Closing Date, there shall not have been any material adverse change in the business, operations, property or financial or other condition of the Borrower from the date of the most recent financial statements referred to in Subsection 4.1 hereof.

     4.3 Organization and Good Standing; Compliance with Law. The Borrower (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) has the legal right to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified to conduct business and is in good standing under the laws of the State of Delaware, the Commonwealth of Virginia, the Commonwealth of Pennsylvania, the State of Texas, the State of Illinois, the State of California and each other jurisdiction in which such qualification is required by applicable law, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

     4.4 Authorization; Enforceable Obligations. The Borrower has the legal right to make, deliver and perform the Credit Documents to which it is a party and to borrow hereunder and has taken all necessary action to authorize the borrowings on the terms and conditions of this Agreement and the Notes and to authorize the execution, delivery and performance of the Credit Documents to which it is a party. No consent or authorization of, filing with or other act by or in respect of any Governmental Authority is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Credit Documents to which the Borrower is a party except those which have been obtained or performed and are in full force and effect. This Agreement has been, and each other Credit Document to which it is a party will be, duly executed and delivered on behalf of the Borrower. This Agreement constitutes, and each other Credit Document to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

     4.5 No Legal Bar. The execution, delivery and performance of the Credit Documents to which the Borrower is a party, the borrowings hereunder and the use of the proceeds thereof, will not violate any Requirement of Law or any Contractual Obligation of the Borrower, and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any Requirement of Law or Contractual Obligation, except as contemplated by the Credit Documents.

     4.6 No Material Litigation; Labor Matters. Except as set forth in Schedule 4.6, no litigation, proceeding or, to the Borrower's actual knowledge, investigation of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or against any of its properties or revenues
(a) with respect to any of the Credit Documents or any of the transactions contemplated hereby or thereby, or
(b) which, if determined adversely to the Borrower, could reasonably be expected to have a Material Adverse Effect. Case No. 128222 filed November 20, 1992, in the Circuit Court for Fairfax County, Virginia, by Vending Services, Inc., has been settled. There are no strikes, work stoppages, grievance proceedings or other controversies pending or, to the knowledge and belief of the Borrower, imminent or threatened between the Borrower and any employees of the Borrower or between the Borrower and any union or other collective bargaining unit representing employees of the Borrower which could reasonably be expected to have a Material Adverse Effect.

     4.7 No Default. The Borrower is not in default under or with respect to any Contractual Obligation in any respect which could reasonably be expected to have a Material Adverse Effect. As of the date hereof, no Default or Event of Default has occurred and is continuing and, as of the Closing Date, no Default or Event of Default shall have occurred and be continuing.

     4.8 Ownership of Property; Liens. The Borrower has good title to all of its property, and none of such property is subject to any Lien, except as permitted by Subsection 7.3. The Borrower is not the taxpayer against whom the State of Texas filed in Dallas County, Texas, on July 5, 1990, a state tax lien in the amount of $23,341.01, no. 90130-2027.

     4.9 Business Premises. The Borrower does not own, lease, sublease, occupy, use or operate any real property or improvements other than the Borrower Business Premises. The Borrower's chief executive office (within the meaning of Section 9-103 of the Maryland Uniform Commercial Code) is located at the Borrower Chief Executive Office. All financial books and records of the Borrower are located at the Borrower Business Premises.

     4.10 Subsidiaries.  The Borrower has no Subsidiaries.

     4.11 Environmental. To the Borrower's knowledge and except as set forth in Schedule 4.11: (a) no Hazardous Substance has been released, discharged, spilled, emitted or disposed of on any Obligor Use Property by the Borrower or under circumstances as a result of which the Borrower would be liable or financially responsible for damages or the cost of remediation or clean-up; (b) there is no existing Hazardous Substance Contamination of any Obligor Use Property which was caused by the Borrower or under circumstances as a result of which the Borrower would be liable or financially responsible for damages or the cost of remediation or clean-up; (c) all operations now or previously conducted on Obligor Use Property by the Borrower comply with all Environmental Laws; (d) no underground storage tanks have been installed on any Obligor Use Property by the Borrower or under circumstances as a result of which the Borrower would be liable or financially responsible for damages or the cost of removal, remediation or clean-up; and (e) except as set forth in Schedule 4.11, the Borrower has not received, and is not aware of, any Environmental Claim against, relating to or affecting in any way the Borrower or the Borrower's use of any Obligor Use Property or any operations conducted on any Obligor Use Property by the Borrower.

     4.12 Solvency. On the Closing Date and after giving effect to the borrowings hereunder on such date and to all other Indebtedness being incurred on such date in connection therewith (a) the sum of the assets, at a fair valuation, of the Borrower will, as of such date, exceed the Borrower's debts, (b) the present fair saleable value of the assets of the Borrower will, as of such date, be greater than the amount that will be required to pay the Borrower's liability on its debts as such debts become absolute and matured, and
(c) the Borrower will have, as of such
date, sufficient capital with which to conduct its business. For purposes of this Subsection, "debt" means "liability on a claim" and "claim" means any (i) right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

     4.13 Taxes. The Borrower has filed or caused to be filed all tax returns which are required to be filed by the Borrower, and the Borrower has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower); and no tax lien has been filed and, to the knowledge of the Borrower, no claim is being asserted with respect to any such tax, fee or other charge.

     4.14 Federal Regulations. (a) No part of the proceeds of any of the Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any purpose which violates the provisions of any Regulations of such Board of Governors; and (b) if requested by the Lender, the Borrower will furnish to the Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-I referred to in said Regulation U.

     4.15 Employee Matters. (a) With respect to each employee pension benefit plan, as defined in Section 3(2) of the ERISA (a "Retirement Plan"), established or maintained or to which contributions have been made by or for the Borrower, or any Subsidiary of the Borrower (including, for purposes of this Section, any Commonly Controlled Entity):
(i) each Retirement Plan, including all amendments, that is intended to be a qualified plan under Section 401 of the Code (a "Qualified Plan"), is the subject of a favorable determination letter from the Internal

Revenue Service (or an application for such a letter is presently pending); (ii) each Qualified Plan is and has at all times been qualified, in form and operation, under
Section 401(a) of the Code; (iii) the Retirement Plan is and has at all times been administered, maintained and operated in compliance with its terms and with all applicable provisions of the Code, ERISA and all other applicable Requirements of Law; (iv) neither the Borrower nor any Subsidiary of the Borrower, nor, to the actual knowledge of any director or officer of the Borrower or any Subsidiary of the Borrower, any other Person who or which is a "party in interest" (as defined in Section
3(14) of ERISA), or a "disqualified person" (as defined in Section 4975(e)(2) of the Code), has acted or failed to act with respect to the Retirement Plan in any manner which constitutes a breach of fiduciary responsibility within the meaning of Title I, Subtitle B, Part 4 of
ERISA, a prohibited transaction within the meaning of
Section 4975 of the Code or Sections 406 through 408 of
ERISA, or any other material violation of ERISA; (v) no contributions to or benefits payable under the Retirement
Plan are past due; (vi) no proceedings or investigations are pending before the Internal Revenue Service, the Department of Labor or any court with respect to the Retirement Plan or the operation thereof; (vii) if the Retirement Plan is a multiemployer plan, as defined in Sections 3(37) or 4001(a)(3) of ERISA, neither the Borrower nor any Subsidiary of the Borrower has incurred, and neither the Borrower nor any Subsidiary of the Borrower expects to incur, any withdrawal liability which has not been satisfied in connection with any complete or partial withdrawal from the Retirement Plan occurring on or before the date hereof; and (viii) if subject thereto, the Retirement Plan has been funded in accordance with the minimum funding standards described in Section 412 of the Code and Title I, Subtitle B, Part 3 of ERISA (for which purpose there is no "accumulated funding deficiency," whether or not waived), and in accordance with principles that are actuarially sound for such Retirement Plan.

          (b) With respect to each Retirement Plan which is a defined benefit plan, as defined in Section 3(35) of
ERISA:  (i) no event has occurred within the twelve
(12)-month period preceding the date hereof, or, to the knowledge of any director or officer of the Borrower or any Subsidiary of the Borrower, is threatened or about to occur, which would materially adversely affect the actuarial status of the Retirement Plan; (ii) no fact exists in connection with the Retirement Plan (or with respect to any other defined benefit plan maintained by the Borrower or any Subsidiary of the Borrower at any time after September 2, 1974) which constitutes a reportable event (other than those for which notice has been waived by the PBGC) under Section 4043(b) of ERISA or which constitutes grounds for termination by, or other liability to, the PBGC pursuant to Title IV of ERISA; (iii) all premiums due the PBGC have been timely paid; and (iv) if the Retirement Plan were terminated, the termination would qualify under the standard termination procedure, as described in Section 4041(b) of ERISA (and Part 2617 of the PBGC regulations), without payment of any additional contributions by the Borrower or any Subsidiary of the Borrower.

          (c) With respect to each employee welfare benefit plan, as defined in Section 3(1) of ERISA (a "Welfare Plan"), established or maintained or to which contributions have been made by or for the Borrower or any Subsidiary of the Borrower: (i) the Welfare Plan is and has at all times been administered, maintained and operated in substantial compliance with its terms and with all applicable provisions of ERISA and the Code (including the continuation coverage requirements for group health plans, commonly known as "COBRA requirements," under former Sections 106(b), 162(i)(2) and (3), and 162(k) of the Code, Section 4980B of the Code and Sections 601-608 of ERISA) and all other applicable Requirements of Law; (ii) neither the Borrower nor any Subsidiary of the Borrower nor, to the actual knowledge of any director or officer of the Borrower or any Subsidiary of the Borrower, any other Person who or which is a party in interest as defined in Section 3(14) of ERISA, has acted or failed to act with respect to the Welfare Plan in any manner which constitutes a breach of fiduciary responsibility within the meaning of Title I, Subtitle B,
Part 4 of ERISA, a prohibited transaction within the meaning of Sections 406 through 408 of ERISA, or any other violation of ERISA; (iii) no contributions to or benefits payable under the Welfare Plan are past due; (iv) no proceedings, investigations, filings or other matters are pending before the Department of Labor or any court, with respect to the Welfare Plan or the operation thereof; and (v) the Welfare Plan is either unfunded or is funded solely through insurance contracts.

          (d)  All Retirement Plans and Welfare Plans
(jointly "Benefit Plans") are in substantial compliance with all applicable reporting, disclosure and other requirements of the Code and ERISA.

          (e) There are no actions, suits or claims pending or, to the best knowledge of the Borrower or any Subsidiary of the Borrower, threatened with respect to any Benefit Plan, or any administrator or fiduciary thereof, other than routine claims for benefits under such Plan.

     4.16 Investment Company Act; Other Regulations.  The
Borrower is not an "investment company", or a company
"controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

     4.17 Accuracy and Completeness of Information. All information and reports with respect to the Borrower (other than projections) furnished to the Lender by the Borrower or on behalf of the Borrower were, at the time the same were so furnished, complete and correct in all material respects, or have been subsequently supplemented by other information and reports to the extent necessary to give the Lender a fair and accurate knowledge of the subject matter in all material respects. All projections with respect to the Borrower so furnished by the Borrower, as supplemented, were prepared and presented in good faith, it being recognized by the Lender that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. No fact is known to the Borrower which materially and adversely affects or in the future may (so far as the Borrower can reasonably foresee) materially and adversely affect the business, assets or liabilities, financial condition, results of operations or business prospects of the Borrower which has not been set forth in the financial statements referred to in Subsection 4.1 or in such information and reports disclosed in writing to the Lender prior to the date hereof. No document furnished or statement made in writing to the Lender by the Borrower in connection with the negotiation, preparation or execution of this Agreement contains any untrue statement of a material fact, or omits to state any such material fact necessary in order to make the statements contained therein not misleading, in either case which has not been corrected, supplemented or remedied by subsequent documents furnished or statements made in writing to the Lender.

     4.18 Purpose of Loans.  The proceeds of all Revolving
Credit Loans shall be used by the Borrower to provide working capital and to fund Capital Expenditures.


     SECTION 5.  CONDITIONS PRECEDENT

     5.1 Conditions to Initial Extensions of Credit. The agreement of the Lender to make the initial extension of credit hereunder, whether the initial Revolving Credit Loan or the initial Letter of Credit, is subject to the satisfaction, immediately prior to or concurrently with the making thereof, of the following conditions precedent:

          (a) Credit Documents. The Lender shall have received in form and content satisfactory to the Lender:
(i) this Agreement, duly executed and delivered by an Authorized Officer of the Borrower; (ii) the Revolving
Credit Note, conforming to the requirements hereof and duly executed and delivered by an Authorized Officer of the Borrower; (iii) the Borrower Security Agreement; (iv) such
L/C Agreements as the Lender may require, duly executed and delivered by an Authorized Officer of the Borrower; and
(v) such financing statements executed by the Borrower as the Lender may require to further evidence or perfect the rights and interests granted or contemplated to be granted to or for the benefit of the Lender pursuant to this Agreement and the other Credit Documents.

          (b) Consents. The Lender shall have received true and complete copies (in each case certified as to authenticity on such date by an Authorized Officer of the Borrower) of all documents and instruments, including all consents, authorizations and filings, required or advisable under any Requirement of Law or by Contractual Obligations of the Borrower in connection with the execution, delivery, performance, validity and enforceability of this Agreement, the Notes and the other Credit Documents, and such consents, authorizations and filings shall be satisfactory in form and substance to the Lender and in full force and effect.

          (c) Related Agreements. The Lender shall have received true and complete copies, certified as to authenticity by the Borrower, of such contracts, documents or instruments to which the Borrower is a party as may be reasonably requested by the Lender, including, without limitation, a copy of any debt instrument or security agreement to which the Borrower is a party.

          (d) Borrowing Certificate. The Lender shall have received a Borrowing Certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit E, with appropriate insertions and attachments, satisfactory in form and substance to the Lender and its counsel, duly executed by an Authorized Officer of the Borrower.

          (e) Borrower Proceedings. The Lender shall have received a copy of all corporate proceedings undertaken by the Borrower, in form and substance satisfactory to the Lender, authorizing (i) the execution, delivery and performance of this Agreement, the Notes and the other Credit Documents to which it is a party, (ii) the borrowings contemplated hereunder and (iii) the granting by it of the security interests and other Liens granted or to be granted by it pursuant to the Credit Documents, certified as to authenticity by an Authorized Officer of the Borrower, as of the Closing Date, which certificate shall state that the proceedings thereby certified are in full force and effect and have not been amended, modified, revoked or rescinded as of the date of such certificate.

          (f) Borrower Incumbency Certificate. The Lender shall have received a certificate of an Authorized Officer of the Borrower, dated the Closing Date, as to the incumbency and signature of the Authorized Officers of the Borrower executing any Credit Document, satisfactory in form and substance to the Lender and its counsel, duly executed by an Authorized Officer of the Borrower.

          (g)  Borrower Organizational Documents.  The
Lender shall have received true and complete copies of the certificate of incorporation and bylaws of the Borrower, certified as of the Closing Date as true and complete copies thereof by an Authorized Officer of the Borrower.

          (h) Good Standing Certificates. The Lender shall have received certificates dated as of a recent date from the Secretary of State or other appropriate authority, evidencing the good standing of the Borrower in each state where the ownership, lease or operation of property or the conduct of the business of the Borrower requires it to qualify.

          (i) Financial Information. The Lender shall have received a copy of each of the financial statements referred to in Subsection 4.1.

          (j) Litigation. No suit, action, investigation or other proceeding by or before any arbitrator or any Governmental Authority shall be pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with any Credit Document or any of the transactions contemplated hereby or
(ii) which, in any such case, in the reasonable judgment of the Lender, would have a Material Adverse Effect.

          (k)  No Violation.  The consummation of the
transactions contemplated hereby shall not contravene, violate or conflict with, nor involve the Lender in a violation of, any Requirement of Law.

          (l) Consents, Licenses and Approval. The Lender shall have received a certificate of an Authorized Officer of the Borrower either (i) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by the Borrower, and the validity and enforceability against the Borrower of, the Credit Documents, and such consents, licenses and approvals shall be in full force and effect, or (ii) stating that no such consents, licenses or approvals are so required.

          (m) Filings, Registrations and Recordings. All filings, registrations and recordings necessary, in the judgment of the Lender, to perfect, make enforceable or give first priority to any security interest or other Lien granted to or for the benefit of the Lender pursuant to the Credit Documents shall have been properly filed, registered or recorded. The Lender shall have received evidence satisfactory to the Lender of each such filing, registration or recordation and of the payment of any necessary fee, tax or expense relating thereto.

          (n)  Lien Searches.  The Lender shall have
received in writing the results of recent searches by a Person satisfactory to the Lender, of the Uniform Commercial Code filings which may have been filed with respect to personal property of the Borrower, which searches shall indicate that there are no financing statements on file against the Borrower except for financing statements publicizing Liens permitted by clauses (d),

(e) and (f) of Subsection 7.3 and financing statements for which duly executed termination statements in recordable form have been delivered to counsel to the Lender for filing.

          (o) Insurance. The Lender shall have received evidence satisfactory to the Lender that the Borrower has obtained such insurance in such amounts, against such risks and issued by such companies as shall be satisfactory to the Lender.

          (p)  Legal Opinions.  The Lender shall have
received the executed legal opinion of counsel to the Borrower, in form and content satisfactory to the Lender.
Such legal opinion shall cover such matters incident to the transactions contemplated by this Agreement and the other
Credit Documents as the Lender may reasonably require.

          (q) Landlord Agreement. The Lender shall have received a written agreement of each owner of the Borrower
Chief Executive Office consenting to enforcement of the Lender's rights in connection therewith.

     5.2 Conditions to Each Loan. The agreement of the Lender to make any Revolving Credit Loan requested to be made by it on any date, or to issue any Letter of Credit requested to be issued by it on any date, is subject to the satisfaction of the following conditions precedent as of the date such Revolving Credit Loan is requested to be made or such Letter of Credit is requested to be issued:

          (a) Representations and Warranties. Each of the representations and warranties made by the Borrower in or pursuant to the Credit Documents shall be true and complete in all material respects on and as of such date as if made on and as of such date.

          (b) No Default. No Default or Event of Default shall be continuing on such date.

          (c)  No Material Litigation.  No Material
Litigation shall be pending or overtly threatened in writing against the Borrower or any Subsidiary of the Borrower.

          (d) No Material Adverse Change. There shall not have occurred any event or change since the date of the financial statements referred to in Subsection 4.1 which has had a Material

Adverse Effect.

          (e) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be satisfactory in form and substance to the Lender, and the Lender shall have received such other instruments, legal opinions and other documents in respect of any aspect or consequence of the transactions contemplated hereby or thereby as the Lender shall reasonably request. Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such borrowing that the conditions contained in this Subsection 5.2 have been satisfied.


     SECTION 6.  AFFIRMATIVE COVENANTS

     The Borrower hereby agrees that, until all of the Obligations have been paid in full and there exists no contingent or non-contingent commitment by the Lender which could give rise to any Obligations, the Borrower shall:

     6.1 Financial Information. Furnish to the Lender in writing:

          (a) not later than fifty-five (55) days after the end of each quarterly accounting period of the Borrower
(i) a copy of the Borrower's Securities and Exchange Commission Form 10-Q containing a consolidated statement of income and retained earnings of the Borrower and its Subsidiaries for such quarterly accounting period and for the current fiscal year of the Borrower through the end of such quarterly accounting period, and a consolidated statement of cash flows of the Borrower and its Subsidiaries for the current fiscal year of the Borrower through the end of such quarterly accounting period, and a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly accounting period, all prepared in accordance with GAAP consistently applied, and accompanied by (x) an Officer Default Certificate as at the end of such quarterly accounting period, and (y) an Officer Financial Covenant Certificate as at the end of such quarterly accounting period, and, if applicable, (ii) a consolidating statement of income and retained earnings of the Borrower and its Subsidiaries for such quarterly accounting period and for the current fiscal year of the Borrower through the end of such quarterly accounting period, and a consolidating statement of cash flows of the Borrower and its Subsidiaries for such quarterly accounting period and for the current fiscal year of the Borrower through the end of such quarterly accounting period, and a consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly accounting period, all prepared in accordance with GAAP consistently applied;

          (b) not later than fifty-five (55) days after the end of each quarterly accounting period of the Borrower and in form and content satisfactory to Lender, a schedule and aging of student account receivables of the Borrower and its Subsidiaries as at the end of such quarterly accounting period;

          (c) not later than one hundred (100) days after the end of each fiscal year of the Borrower (i) a copy of the Borrower's Securities and Exchange Commission Form 10-K containing a consolidated statement of income and retained earnings of the Borrower and its Subsidiaries for such fiscal year, and a consolidated statement of cash flows of the Borrower and its Subsidiaries for such fiscal year, and a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form corresponding figures for the preceding fiscal year of the Borrower, all prepared in accordance with GAAP consistently applied and examined and audited by independent certified public accountants satisfactory to the Lender, in the discretion of the Lender exercised in good faith, and accompanied by (w) a report of such independent certified public accountants with respect to such financial statements and examination which is satisfactory to the Lender, (x) an Accountant Default Certificate, (y) an Officer Financial Covenant Certificate as at the end of such fiscal year, and (z) an Officer Default Certificate as at the end of such fiscal year, and, if applicable, (ii) a consolidating statement of income and retained earnings of the Borrower and its Subsidiaries for such fiscal year, and a consolidating statement of cash flows of the Borrower and its Subsidiaries for such fiscal year, and a consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form corresponding figures for the preceding fiscal year of the Borrower, all prepared in accordance with GAAP consistently applied by independent certified public accountants satisfactory to the Lender, in the discretion of the Lender exercised in good faith;

          (d) not later than April 30 of each year, a copy of projections by the Borrower of the operating budget and cash flow of the Borrower for such fiscal year of the Borrower, in substantially the form attached hereto as Exhibit F;

          (e) promptly after transmission thereof, copies of all registration statements and all final regular, special or periodic reports which the Borrower or any of its Subsidiaries files with the United States Securities and Exchange Commission (or any successor thereto) or with any stock exchange; and

          (f) promptly, such additional financial and other information as the Lender may from time to time reasonably request.

     6.2 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its obligations of whatever nature; and cause each of its Subsidiaries to pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its obligations of whatever nature.

     6.3  Conduct of Business and Maintenance of Existence.
(a) Continue to engage in the business of information technology education; (b) preserve, renew and keep in full force and effect its corporate existence; (c) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business; and (d) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

     6.4 Maintenance of Property; Insurance. (a) Keep, and cause each of its Subsidiaries to keep, all property useful and necessary in its business in good working order and condition; and (b) maintain, and cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies such insurance in at least such amounts and against at least such risks (but including in any event property casualty, liability, product liability and business interruption) as is reasonably prudent,

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

such insurance being not unacceptable to the Lender; and furnish to the Lender, upon written request, full information as to the insurance carried.

     6.5  Inspection of Property and Books and Records.
(a) Keep, and cause each of its Subsidiaries to keep, proper books and records in which true and complete entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and (b) permit representatives of the Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may be desired, and to discuss the business, operations, properties and financial and other condition of the Borrower and any of its Subsidiaries with any of the Authorized Officers of the Borrower or any of its Subsidiaries and with its independent certified public accountants.

     6.6  Notices.  Promptly give notice to the Lender:

          (a) of the occurrence of any Default or Event of Default;

          (b)  of receipt of any written notice of any
default or event of default under or as defined in any Contractual Obligation of the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect;

          (c) of Material Litigation pending or overtly threatened in writing against the Borrower or any of its Subsidiaries;

          (d)  of any litigation or proceeding pending
against the Borrower or any of its Subsidiaries involving an uninsured amount of Five Hundred Thousand Dollars
($500,000.00) or more or in which injunctive or similar relief is sought; and

          (e) of the occurrence of any event which could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Subsection shall be accompanied by a statement of an Authorized Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

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

     6.7 Government Regulations. Subject to any other more specific provisions of this Agreement, comply with all applicable Requirements of Law relating to the conduct of its business.

     6.8 Employee Benefit Plans. (a) At all times administer, maintain and operate, and cause each Subsidiary of the Borrower at all times to administer, maintain and operate, each of its Benefit Plans in conformity in all material respects with all applicable provisions of ERISA and other federal and state statutes relating to employee benefit plans (including the continuation coverage requirements of ERISA and the Code for group health plans under Section 4980B of the Code and Sections 601-608 of ERISA); (b) at all times make, and cause each such Subsidiary of the Borrower at all times to make, all required contributions and premium payments under each Benefit Plan for all periods after the date hereof;
(c) comply in all material respects with, and cause each such Subsidiary of the Borrower to comply in all material respects with, all applicable reporting, disclosure and other requirements of ERISA and the Code as they relate to Benefit Plans, and, if reasonably requested by the Lender, furnish the Lender with copies of all reports filed in connection therewith promptly after the filing thereof;
(d) notify the Lender promptly of any fact, including, without limitation, any reportable event under Section 4043(b) of ERISA, arising in connection with any Retirement Plan which might constitute grounds for the termination thereof by the PBGC; and (e) furnish to the Lender, promptly upon its reasonable request therefor, such additional information concerning any Benefit Plan as the Lender may request.

     6.9 Environmental. (a) Cause all operations of the Borrower and its Subsidiaries to be conducted in compliance in all material respects with all applicable Environmental Laws; (b) promptly deliver to the Lender copies of all reports prepared by any Governmental Authority, any environmental auditor or engineer, or any other Person, relating to or in connection with any Environmental Claim against the Borrower or any of its Subsidiaries, unless the Borrower cannot obtain such reports or copies thereof;
(c) notify the Lender in writing within ten (10) Business Days after the Borrower or any of its Subsidiaries shall have become aware of any Environmental Claim against the Borrower or any of its Subsidiaries or caused by any operations conducted by the Borrower or any of its Subsidiaries; (d) in the event that, to the knowledge of the Borrower or any of its Subsidiaries, any

Hazardous Substance Contamination shall occur which was caused by the Borrower or any of its Subsidiaries or under circumstances as a result of which the Borrower or any of its Subsidiaries would be liable or financially responsible for damages or the cost of remediation or clean-up, or the Borrower or any of its Subsidiaries shall become aware of any non-compliance in any material respect of any Obligor Use Property with any Environmental Law by the Borrower or any of its Subsidiaries which occurred previously, exists now or shall exist hereafter (i) notify the Lender thereof in writing within ten (10) Business Days, (ii) if requested by the Lender, engage, at the Borrower's expense, and deliver to the Lender as promptly as feasible an Environmental Assessment with respect thereto containing or accompanied by a plan and budget in form and content reasonably satisfactory to the Lender for the remediation or cure thereof, (iii) as promptly as feasible, commence and diligently pursue to completion, or cause to be promptly commenced and diligently pursued to completion, all actions which are necessary to remediate or cure the same, all contractors to perform any work in connection therewith to be reasonably satisfactory to the Lender, and (iv) if requested by the Lender, deliver to the Lender, within fifteen (15) days after request therefor by the Lender, a bond, letter of credit or similar financial assurance reasonably satisfactory to the Lender evidencing that the funds necessary are available to pay the cost of such cure or remediation; and (e) indemnify, protect and defend the Lender, and its officers, directors, employees, attorneys and agents, and save harmless the Lender, and its officers, directors, employees, attorneys and agents, from and against any and all claims, demands, damages, losses, liabilities, obligations, penalties, litigation, defenses, judgments, decrees, orders, directives, suits, actions, proceedings, costs and expenses (including, without limitation, counsel fees and expenses and experts' fees and expenses) of any kind or nature whatsoever which may at any time be imposed upon, paid or incurred by or asserted or awarded against any of them relating to, resulting from or arising out of (i) the presence, manufacture, generation, production, processing, use, handling, treatment, storage, disposal, transportation or distribution on or about any Obligor Use Property of any Hazardous Substance by the Borrower or under any circumstances as a result of which the Borrower or any of its Subsidiaries would be liable or financially responsible for damages or the cost of remediation or clean-up, (ii) any Hazardous Substance Contamination by the Borrower or any of its Subsidiaries or under circumstances as a result of which the Borrower or any of its Subsidiaries would be liable or financially responsible for damages or the cost of remediation or clean-up, (iii) any non-compliance in any material respect of any Obligor Use Property with any Environmental Law by the Borrower or any of its Subsidiaries which occurred previously, now exists or shall exist hereafter, or (iv) any costs associated with any remedial or curative action relating to any Hazardous Substances, any Hazardous Substance Contamination or any violation of any applicable Environmental Laws by the Borrower or any of its Subsidiaries. The indemnification obligations of the Borrower under this Subsection shall survive the termination of this Agreement and payment of the outstanding Notes for a period of three (3) years. The Lender agrees not to delay release of Collateral in accordance with the last sentence of Subsection 2.2 of the Borrower Security Agreement on account of any contingent obligation of the Borrower under the preceeding sentence.

     6.10 Perfection of Security Interest. Cause the security interest granted to the Lender pursuant to the Borrower Security Agreement to be duly perfected in accordance with applicable law with respect to all of the Collateral.


     SECTION 7.  NEGATIVE COVENANTS

     The Borrower hereby agrees that, until all of the Obligations have been paid in full and there exists no contingent or non-contingent commitment by the Lender which could give rise to any Obligations, the Borrower shall not, directly or indirectly:

     7.1  Financial Condition Covenants.

          (a) Leverage Ratio. Permit Leverage Ratio to be greater than 1.75 to 1.00 as at the end of any quarterly accounting period of the Borrower.

          (b) Fixed Charge Coverage Ratio. As at the end of any quarterly accounting period of the Borrower, permit
Fixed Charge Coverage Ratio for the twelve (12)-month period then ending to be less than 1.50 to 1.00.

          (c)  Current Ratio.  As at the end of any
quarterly accounting period of the Borrower, permit Current
Ratio

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

to be less than 1.00 to 1.00.

     7.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, or permit any of its Subsidiaries to create, incur, assume or suffer to exist any Indebtedness, excepting for:

          (a) Indebtedness of the Borrower or any of its Subsidiaries under this Agreement and the other Credit
Documents;

          (b) current Indebtedness of the Borrower and its Subsidiaries in connection with trade accounts payable incurred in the ordinary course of business (including payment obligations under Operating Leases of the Borrower and its Subsidiaries which the Lender acknowledges the Borrower enters into in connection with its business);

          (c)  Indebtedness of the Borrower secured by
Permitted PMSIs; and

          (d)  other Indebtedness not exceeding Seven
Million Dollars ($7,000,000.00) in the aggregate at any time outstanding, subject to the other provisions of this Agreement, including Subsection 7.3.

     7.3 Limitation on Liens. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

          (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or such Subsidiary, as the case may be, in conformity with GAAP and that no notice of lien with respect thereto is filed in any recording office;

          (b)  landlords', carriers', warehousemen's,
mechanics', materialmen's, repairmen's, or other like Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings in a manner which will not jeopardize or diminish in any material respect any interest of the

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

Lender;

          (c)  pledges or deposits in connection with
workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

          (d) Liens in favor of the Lender created pursuant to the Credit Documents;

          (e)  Permitted PMSIs;

          (f) Liens which are created for the benefit of a Person solely to evidence a sale of accounts to such Person by the Borrower or a Subsidiary of the Borrower pursuant to a Permitted Factoring Agreement and which attach to no property of the Borrower or any Subsidiary of the Borrower other than such accounts and the proceeds thereof; and

          (g)  Liens, if any, described in Schedule 7.3.

     7.4 Limitation on Negative Pledge Clauses. Enter into, or permit any of its Subsidiaries to enter into, any covenant or other agreement with or for the benefit of any other Person, other than pursuant to this Agreement or the other Credit Documents, which prohibits or limits the right, power, authority or ability of the Borrower or such Subsidiary to create, incur, assume or suffer to exist any security interest or other Lien upon any of its assets, whether now owned or hereafter acquired.

     7.5 Limitation on Contingent Obligations. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Contingent Obligation except for:

          (a) Contingent Obligations arising in connection with Letters of Credit or otherwise arising under or in connection with the Credit Documents; and

          (b)  Contingent Obligations in the nature of
performance bonds and performance guaranties arising in the ordinary course of business.

     7.6  Limitations on Fundamental Changes.  Except for

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

Permitted Acquisitions, enter into, or permit any of its Subsidiaries to enter into, any merger, consolidation, amalgamation or share exchange, or, except for Permitted
Acquisitions, suffer or permit any business, assets, operations or books and records of the Borrower or any of its Subsidiaries to be merged, consolidated or commingled with any business, assets, operations or books and records of any other Person, or make any material change in the present method of conducting business.

     7.7 Limitation on Acquisitions. Except in the ordinary course of business and except for Permitted Acquisitions, purchase or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, all or substantially all of the assets of any other Person, or any assets of any other Person in a transaction which is subject to the Bulk Transfers Title of the Uniform Commercial Code of any jurisdiction.

     7.8 Limitation on Sale of Assets. Convey, sell, assign, transfer, lease or otherwise dispose of, or permit any of its Subsidiaries to convey, sell, assign, transfer, lease or otherwise dispose of, any of the Collateral or any substantial part of its assets, whether now owned or hereafter acquired, except:

          (a) obsolete or worn-out equipment or inventory disposed of in the ordinary course of business;

          (b) the sale of inventory in the ordinary course of business;

          (c) sales of accounts of the Borrower or its Subsidiaries pursuant to Permitted Factoring Agreement; and

          (d) sales, leases or dispositions of assets of the Borrower (not including the Collateral) having a value, in the aggregate for all such sales, leases or dispositions, not exceeding thirty percent (30%) of Total Assets at the time of determination.

     7.9 Limitation on Restricted Payments. Make or commit to make, or permit any of its Subsidiaries to make or commit to make, any Restricted Payments except:

          (a)  payments to the Borrower by any Subsidiary of

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

the Borrower;

          (b)  payment of compensation, stock options,
bonuses, insurance, fringe benefits and reimbursement of expenses to employees of the Borrower in the ordinary course of business;

          (c) payments of dividends (including dividends paid in capital stock of the Borrower) by the Borrower to stockholders of the Borrower;

          (d)  payments made by the Borrower to redeem
securities of the Borrower, provided that such payments are made with proceeds of a public offering of securities of the Borrower; and

          (e)  other payments not exceeding One Million
Dollars ($1,000,000.00) in the aggregate.

     7.10 Limitation on Transactions with Affiliates.
Except as permitted by other provisions of this Agreement, enter into, or permit any of its Subsidiaries to enter into, any transaction with any Affiliate except for transactions with Affiliates entered into in the ordinary course of business on terms no less favorable than would apply in a comparable arm's-length transaction with a Person that is not an Affiliate.

     7.11 Limitation on Subsidiaries. Form or acquire, or permit any of its Subsidiaries to form or acquire, any Subsidiary.

     7.12 Limitation on Investments, Loans and Advances. Purchase any Investment or make any advance, loan or extension of credit to any Person, or permit any of its Subsidiaries to purchase any Investment or make any advance, loan or extension of credit to any Person, except for:

          (a) extensions of trade credit in the ordinary course of business;

          (b) a loan or loans to any Person or Persons, provided that the aggregate amount of all loans to all Persons shall not at any time exceed Two Million Dollars
($2,000,000.00);

          (c)  Investments in Cash Equivalents;

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

          (d) other Investments in an aggregate amount not to exceed Five Million Dollars ($5,000,000.00) during any period of four (4) consecutive quarterly accounting periods of the Borrower beginning on or after the date of this Agreement; and

          (e) other Investments approved by the Lender in writing.

     7.13 Limitation on Optional Payments and Modifications.
(a) Unless commercially reasonable to do so, make, or permit any of its Subsidiaries to make, any optional payment or prepayment on or redemption of any Indebtedness (other than Indebtedness pursuant to this Agreement), or (b) unless commercially reasonable to do so, amend, modify or change, or consent or agree to any amendment, modification or change to, any of the terms of any Indebtedness (other than any such amendment, modification or change which would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon).

     7.14 Limitation on Sale and Leaseback. Enter into, or permit any of its Subsidiaries to enter into, any arrangement with any Person providing for the leasing by the Borrower or such Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary.

     7.15 Fiscal Year. Permit the fiscal year of the Borrower to end on a day other than January 31.

     7.16 Places of Business. Change, or suffer or permit to be changed, the location of the Borrower Chief Executive Office or the location of the Borrower's books and records, or have or maintain, other than the Borrower Business Premises, any business, office or storage location unless the Lender shall have received sixty (60) days prior written notice of the new location.

     7.17 Change of Name. Without giving the Lender at least sixty (60) days prior written notice and executing and delivering to the Lender such financing statements and other documents as the Lender may reasonably require after receipt of such notice, change, or suffer or permit to be changed, the name

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

of the Borrower or any of its Subsidiaries, or use any trade name, or permit any of its Subsidiaries to use any trade name, other than its true corporate name and "Advantec Institutes."

     7.18 ERISA. (a) With respect to any Retirement Plan, engage, or knowingly permit any "party in interest" (as defined in Section 3(14) of ERISA) or any "disqualified person" (as defined in Section 4975(e)(2) of the Code) to engage, in any "prohibited transaction" within the meaning of Section 4925 of the Code or Sections 406 through 408 of ERISA; (b) with respect to any Retirement Plan, knowingly incur, or permit any Subsidiary of the Borrower to knowingly incur, any "accumulated funding deficiency" under
Section 302 of ERISA or Section 412 of the Code, whether or not waived; (c) terminate any Retirement Plan in a manner which could result in the imposition of a lien on any of its property pursuant to Section 4068 of ERISA; or (d) take any action which materially adversely affects the qualification of any Qualified Plan.

     7.19 Environmental. (a) Permit any Hazardous Substance to be present, manufactured, generated, produced, processed, used, handled, treated, stored or disposed of on any Obligor Use Property in violation of any applicable Environmental Law by the Borrower or any of its Subsidiaries or under circumstances as a result of which the Borrower or any of its Subsidiaries would be liable or financially responsible for damages or the cost of remediation or clean-up;
(b) permit to occur any Hazardous Substance Contamination by the Borrower or any of its Subsidiaries or under circumstances as a result of which the Borrower or any of its Subsidiaries would be liable or financially responsible for damages or the cost of remediation or clean-up; or
(c) permit any underground storage tanks to be installed on any Obligor Use Property by the Borrower or any of its Subsidiaries or under circumstances as a result of which the Borrower or any of its Subsidiaries would be liable or financially responsible for damages or the cost of removal, remediation or clean-up.

     7.20 Limitation on Inconsistent Agreements. Enter into, or permit any of its Subsidiaries to enter into, any agreement which is inconsistent with any obligations of the Borrower or any of its Subsidiaries under this Agreement or any of the other Credit Documents.

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     SECTION 8.  EVENTS OF DEFAULT

          Upon the occurrence of any of the following events:

          (a) The Borrower or any Other Obligor shall fail to pay when and as due, whether by demand, stated maturity, acceleration or otherwise, any of the Obligations, including, without limitation, principal and interest on the Notes, L/C Reimbursement Obligations, fees or expenses; or

          (b) Any representation or warranty made or deemed made by the Borrower or any Other Obligor herein or in the other Credit Documents or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any such other Credit Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

          (c) The Borrower or any Other Obligor shall fail to observe, perform or comply with any covenant or agreement contained in this Agreement or any of the other Credit Documents (other than as provided in (a) above), and, in the case of any failure of the Borrower or any Other Obligor to observe, perform or comply with any covenant or agreement to be observed, performed or complied with

               (i)  under Subsection 4.14(b), 6.1(f), 6.4(b)
or 6.8(e), or Subsection 2.2 of the Borrower Security
Agreement, such failure shall continue for three (3)
Business Days after written notice of such failure from the Lender to the Borrower;

               (ii) under Subsection 6.1(a) through (d), inclusive, or 9.7 or under Subsection 4.1 of the Borrower Security Agreement, such failure shall continue for five (5) Business Days after written notice of such failure from the Lender to the Borrower;

               (iii)     under Subsection 6.3(b), 6.10 or
7.3, such failure shall continue for five (5) Business Days after the Borrower becomes aware of such failure, whether as a result of notice from the Lender or otherwise;

               (iv) under Subsection 6.5(b), such failure shall continue for one (1) Business Day after written notice of such failure from the Lender to the Borrower;

               (v)  under Subsection 6.9(b) through (d),
inclusive, such failure shall continue for fifteen (15)
Business Days;

               (vi) under Subsection 7.12, such failure shall continue for five (5) Business Days;

               (vii)     under Subsection 2.3(e) of the
Borrower Security Agreement, such failure shall continue for three (3) Business Days after notice of such failure from the Lender to the Borrower; or

               (viii)    other than as provided in
Section 8(a) and Section 8(c)(i) through (vii), inclusive, and except in the case of any failure of the Borrower or any Other Obligor to observe, perform or comply with any covenant or agreement to be observed, performed or complied with under Subsection 4.14(a), 4.18, 6.3(a), 6.6, 6.8(d),
7.1, 7.4, 7.6 through 7.11, inclusive, or 7.13 through 7.18, inclusive, or Subsection 2.3(b) and 2.3(d) of the Borrower Security Agreement, such failure shall continue for thirty
(30) days; or

          (d) (i) This Agreement or any of the other Credit Documents shall be, or shall be held by a court of competent jurisdiction to be, invalid or unenforceable in any respect reasonably deemed material by the Lender, or (ii) the security interests and other Liens created in favor of or for the benefit of the Lender shall cease to be enforceable in any respect reasonably deemed material by the Lender and of the same effect and priority purported to be created thereby; or

          (e)  The Borrower or any Other Obligor shall
revoke or terminate, or attempt to revoke or terminate, or notify the Lender of revocation or termination of, any continuing obligations or agreements of the Borrower or such Other Obligor relating in any way to this Agreement or any of the other Credit Documents; or

          (f) The Borrower or any Other Obligor shall (i) default in any payment of any Indebtedness (other than Indebtedness referred to in paragraph (a) above) or in the payment of any Contingent Obligation reasonably deemed material by the Lender, beyond any period of grace but whether or not any required notice has been given, or
(ii) default in the observance or performance of any other agreement or condition otherwise relating to any such Indebtedness or Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required and expiration of any applicable grace period, such Indebtedness to become due prior to its stated maturity or such Contingent Obligation to become payable; or

          (g) (i) The Borrower or any Other Obligor shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower or any Other Obligor shall make a general assignment for the benefit of its creditors, whether or not any court assumes jurisdiction thereof; or (ii) there shall be commenced against the Borrower or any Other Obligor any case, proceeding or other action of a nature referred to in clause
(i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or
(B) remains undismissed for a period of sixty (60) days; or
(iii) there shall be commenced against the Borrower or any Other Obligor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged or stayed pending appeal, within sixty (60) days from the entry thereof; or (iv) the Borrower or any Other Obligor shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) the Borrower or any Other

Obligor shall be insolvent (as defined in Section 101(32) of the United States Bankruptcy Code, or any successor legislation), or generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

          (h) Dissolution or liquidation of, or the entry of any unstayed judgment, order, award or decree for the dissolution or liquidation of, the Borrower or any Other
Obligor; or

          (i) Injunction or restraint of the Borrower or any Other Obligor in any manner from conducting its business in whole or in part deemed material by the Lender in good faith; or

          (j) Any material assets of the Borrower or any Subsidiary of the Borrower shall be attached, levied upon, seized or repossessed and such assets shall not be released or discharged from such attachment, levy, seizure or repossession within sixty (60) days; or

          (k) There shall occur any event or condition which the Lender reasonably determines has or will have a Material Adverse Effect, whether or not such event or condition otherwise constitutes an Event of Default; or

          (l) (i) The Borrower or any Commonly Controlled Entity shall, or, in the judgment of the Lender exercised in good faith, is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, or (ii) any other event or condition shall occur or exist, with respect to a Plan, and in each case in clauses (i) and (ii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected, in the aggregate, to subject the Borrower or any Other Obligor to any tax, penalty or other liabilities deemed material by the Lender in good faith; or

          (m) One or more judgments or decrees shall be entered against the Borrower or any Other Obligor involving in the aggregate liabilities (not paid or fully covered by insurance) equal to or exceeding Five Hundred Thousand
Dollars ($500,000.00) and all such judgments or decrees shall not have been vacated, discharged or stayed pending appeal within thirty (30) days from the entry thereof; or

          (n) The Borrower, any of its Subsidiaries or any Other Obligor shall be convicted of an offense (other than traffic violations) punishable under any domestic or foreign criminal statute or law; or

          (o)  There shall occur a Change of Control;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (h) or in clause (i) or
(ii) of paragraph (g) above automatically the Commitments shall immediately terminate and all of the Obligations (with accrued interest thereon) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) the Lender may by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) the Lender may by notice to the Borrower, declare all of the Obligations (with accrued interest thereon) to be due and payable, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Agreement, presentment, demand, protest and all other notices of any kind are hereby expressly waived.


     SECTION 9.  MISCELLANEOUS

     9.1 Amendments and Waivers. Neither this Agreement, any Note or any other Credit Document, nor any terms hereof or thereof may be amended, modified, extended, renewed, supplemented or replaced except in accordance with the provisions of this Subsection. The Lender and the Borrower may from time to time enter into written amendments, modifications, extensions, renewals, supplements or replacements for the purpose of amending, modifying, extending, renewing, supplementing or replacing any provisions of this Agreement or the other Credit Documents or changing in any manner the rights of the parties hereunder or thereunder or waiving, on such terms and conditions as the Lender may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences. In the case of any waiver, the Borrower and the Lender shall be restored to their former positions and rights hereunder and under the outstanding Notes, and any Default or Event of Default waived shall be deemed to be cured; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereupon.

     9.2 More Restrictive Provisions. In the event that the Borrower enters into or becomes bound by any credit agreement, purchase agreement or other agreement, document or instrument (but not including any statutory requirement or any requirement imposed by regulatory authorities), or any amendment, modification, supplement or restatement thereof, which requires the Borrower to comply with any financial covenants which are in addition to or more restrictive (the "Additional/More Restrictive Provisions") than the covenants contained in Subsection 7.1, this Agreement shall be deemed to be automatically and immediately amended to include such Additional/More Restrictive Provisions. In the event that such credit agreement, purchase agreement or other agreement or document which contains the Additional/More Restrictive Provisions, or the Additional/More Restrictive Provisions, are terminated and of no further force or effect, then any amendment of this Agreement effected as a result of the provisions of this Subsection shall be of no further force or effect and this Agreement shall be deemed to be automatically and immediately amended to conform to the terms of this Agreement prior to such amendment of this Agreement effected pursuant to this Subsection as a result of such Additional/More Restrictive Provisions. In the event that, after an amendment of this Agreement effected pursuant to this Subsection as a result of Additional/More Restrictive Provisions, such Additional/More Restrictive Provisions shall be amended or modified and the result of such amendment or modification is to cause some or all of such Additional/More Restrictive Provisions to be more restrictive or less restrictive, but in any event more restrictive than the financial covenants contained in Subsection 7.1 prior to such amendment of this Agreement, then this Agreement shall be deemed to be automatically and immediately amended to conform to such Additional/More Restrictive Provisions, as so amended or modified. Upon request of the Lender at any time or from time to time, the Borrower shall promptly execute and deliver to the Lender such amendments of this Agreement, and such other agreements, instruments and documents, as may be requested by the Lender to further memorialize amendments of this Agreement pursuant to this Subsection.

     9.3 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, transmitted by facsimile transmission or, if sent via
Federal Express (or other reputable commercial overnight courier), return receipt requested, three (3) days after delivery of the return receipt to the sending party, addressed as follows (or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes):

     The Borrower:       11350 Random Hills Road
                         Suite 240
                         Fairfax, Virginia 22030
                         Attention:  Chief Financial
Officer
                         Fax:  (703) 359-8226

     with a copy to:     Tucker, Flyer & Lewis
                         1615 L Street, N.W.
                         Suite 400
                         Washington, DC 20036-5610
                         Attention:  Jack L. Lewis, Esquire
                         Fax:  (202) 429-3231


     The Lender:         CoreStates Bank, N.A.
                         The World Trade Center, Suite 2524
                         401 East Pratt Street
                         Baltimore, Maryland 21202
                         Fax:  (410) 576-2245

     with a copy to:     Hogan & Hartson L.L.P.
                         111 South Calvert Street
                         Baltimore, Maryland 21202
                         Attention:  J. Clinton Kelly,
Esquire
                         Fax:  (410) 539-6981


provided that any notice, request or demand to or upon the Lender pursuant to Subsections 2.3, 2.7, 2.10, and 2.11 shall not be effective until received. No failure of any party hereto to provide a copy of any notice, request or demand to Tucker, Flyer & Lewis or Hogan & Hartson L.L.P. as provided above shall impair in any way the effectiveness of any such notice, request or demand.

     9.4 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder or under the Credit Documents, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
The rights, remedies, powers and privileges herein provided or provided in the other Credit Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     9.5 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other
Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes.

     9.6 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Lender for all its costs and expenses incurred in connection with the development, preparation and execution of', and any amendment, modification, extension, renewal, supplement or replacement of, this Agreement, the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the fees and disbursements of counsel to the Lender, (b) to pay or reimburse the Lender for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including, without limitation, the fees and disbursements of counsel to the Lender, (c) to pay, indemnify and hold the Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, modification, extension, renewal, supplement or replacement of, or any waiver or consent under or in respect of, this Agreement, the other Credit Documents and any such other documents, and (d) to pay, indemnify and hold the Lender harmless from, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents (all of the foregoing, collectively, the "indemnified liabilities"); provided that the Borrower shall have no obligation hereunder to the Lender with respect to indemnified liabilities arising from
(i) the gross negligence or willful misconduct of the Lender, or (ii) legal proceedings commenced against the Lender by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such. The agreements in this Subsection shall survive the termination of this Agreement and payment of the outstanding Notes for a period of two (2) years.

     9.7 Further Assurances. The Borrower agrees promptly to do, make, execute and deliver all such additional and further acts, things, deeds, assurances, instruments and documents as the Lender may reasonably request to vest in and assure to the Lender its rights under this Agreement or any of the other Credit Documents.

     9.8 Unenforceability. If any term, provision or condition, or any part thereof, of this Agreement or any of the other Credit Documents shall for any reason be found or held invalid or unenforceable by any court or Governmental Authority, such invalidity or unenforceability shall not affect the remainder of such term, provision or condition, nor any other term, provision or condition, and this Agreement and the other Credit Documents shall survive and be construed as if such invalid or unenforceable term, provision or condition had not been contained herein or therein; provided, however, that if any rate of interest provided under this Agreement or any of the other Credit Documents does or shall exceed the maximum interest rate permitted by law, then such rate of interest shall immediately be deemed to be reduced to such maximum rate and all previous payments of interest in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not of interest.

     9.9 Indemnification Concerning Fees. The Borrower agrees to indemnify, protect and defend the Lender, and save the Lender harmless, from and against any and all claims, demands, damages, losses, liabilities, obligations, penalties, litigation, judgments, suits, actions, proceedings, costs and expenses (including, without limitation, counsel fees and expenses) of any kind or nature whatsoever which may at any time be imposed upon, paid or incurred by or asserted or awarded against the Lender relating to, resulting from or arising out of any broker's or finder's fee or commission which the Lender did not directly contract to pay.

     9.10 Waiver of Trial by Jury. Each of the Borrower and the Lender agrees that any action, suit or proceeding involving any claim, counterclaim or cross-claim arising out of or in any way relating, directly or indirectly, to this Agreement or any of the other Credit Documents, or any liabilities, rights or interests of the Borrower, the Lender or any other Person arising out of or in any way relating, directly or indirectly, to any of the foregoing, shall be tried by a court and not by a jury. Each of the Borrower and the Lender hereby waives any right to trial by jury in any such action, suit or proceeding, with the understanding and agreement that this waiver constitutes a waiver of trial by jury of all claims, counterclaims and cross-claims against all parties to such actions, suits or proceedings, including claims, counterclaims and cross-claims against parties who are not parties to this Agreement or the other Credit Documents. This waiver is knowingly, willingly and voluntarily made by each of the parties hereto, and each of the parties hereto acknowledges and agrees that this waiver of trial by jury is a material aspect of the agreements among them and that no representations of fact or opinion have been made by any Person to induce this waiver of trial by jury or to modify, limit or nullify its effect.

     9.11 Additional Waivers. The Borrower hereby waives, to the extent the same may be waived under applicable law:
(a) notice of acceptance of this Agreement or any of the other Credit Documents by any other party hereto; and
(b) all claims and causes of action of the Borrower against the Lender for punitive, exemplary, consequential, special or other indirect or non-compensatory damages.

     9.12 Successors and Assigns; Transfers of Interests.
(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender, all future holders of the Notes and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender.

          (b)  The Lender may at any time, in its
discretion, assign, transfer or pledge to any Person, or grant to any Person a security interest in, this Agreement, any of the other Credit Documents or any of its rights hereunder or thereunder. In addition, the Lender may sell, in such amounts, upon such terms and to such Persons as the Lender may determine, participations in its interests under this Agreement and/or any of the other Credit Documents. In the case of each such assignment, transfer, pledge, grant or sale (i) the Lender may from time to time provide to the assignee, transferee, pledgee, secured party or participant, any information and documents (or copies thereof) relating to this Agreement and the other Credit Documents and related transactions, and relating to the business, assets, operations, business prospects or financial condition of the Borrower, Subsidiaries of the Borrower and Other Obligors, and (ii) subject to Requirements of Law, the Lender agrees to continue to administer this Agreement and the other Credit Documents subject to compensation of the Lender by such assignees, transferees, pledgees, secured parties or participants.

     9.13 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

     9.14 Governing Law. This Agreement (other than the provisions of Section 3), the Notes and the other Credit
Documents (other than the L/C Agreements), and the rights and obligations of the parties hereunder and thereunder, shall be governed by and construed and interpreted in accordance with the internal laws of the State of Maryland, exclusive of principles of conflicts of laws. The provisions of Section 3 of this Agreement, and the rights and obligations of the parties under Section 3 of this Agreement, shall be governed by and construed and interpreted in accordance with the internal laws of the Commonwealth of Pennsylvania, exclusive of principles of conflicts of laws.

     9.15 Submission To Jurisdiction. The Borrower hereby irrevocably and unconditionally:

          (a) submits for itself and its property in any legal action or proceeding relating to this Agreement or any of the other Credit Documents, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of any federal court in the State of Maryland, the United States District Court for the Eastern District of Virginia or the Circuit Court of Montgomery County, Maryland;

          (b) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Subsection 9.3 or at such other address of which the Lender shall have been notified pursuant thereto; and

          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal and delivered by their proper and duly authorized officers as of the day and year first above written.

ATTEST/WITNESS:                 COMPUTER LEARNING CENTERS,
                                   INC.



------------------------        By:------------------- (SEAL)
                                   Name:
                                   Title:


                                   CORESTATES BANK, N.A.



------------------------        By:------------------- (SEAL)
                                   Name:  Keith A. Harding, Jr.
                                   Title:  Vice President

                                                     Schedule I
                                            to Credit Agreement



                    BORROWER BUSINESS PREMISES



11350 Random Hills Road                   200 South Michigan Avenue
Suite 240                                 Chicago, IL  60604
Fairfax, VA  22030


312 Marshall Avenue                       920 East Algonquin Road
Laurel, MD  20707                         Schaumburg, IL  60173


6295 Edsall Road                          1500 Eastgate Drive
Suite 210                                 Suite 200
Alexandria, VA  22312                     Garland, TX  75041


8500 Leesburg Pike                        3030 South Gessner
Suite 306                                 Suite 150
Vienna, VA  22182                         Houston, TX  77063


222 South Harbour Boulevard               3600 Market Street
Anaheim, CA  92805                        Philadelphia, PA  19104


3130 Wilshire Boulevard                   One Plymouth Meeting
Los Angeles, CA  90010                    Suite 300
                                          Plymouth Meeting, PA  19462


667 Mission Street                        32500 Concord Drive
San Francisco, CA  94105                  Madison Heights, MI  48071

111 North Market Street
Suite 105
San Jose, CA  95113

                                                   Schedule 4.6
                                            to Credit Agreement


                            LITIGATION

                                                  Schedule 4.11
                                            to Credit Agreement



                      ENVIRONMENTAL MATTERS




                               NONE

                                                   Schedule 7.3
                                            to Credit Agreement



                         PERMITTED LIENS


                               NONE

________________ OF ________________, ________________,
                      ____________, SS:

     I HEREBY CERTIFY that on this _________ day of ______________, 1996, before me, the undersigned, a Notary Public of said State, personally appeared _______________________________, who acknowledged himself to be the ______________________________ of Computer Learning
Centers, Inc., and that he, as such, being authorized so to do, executed the foregoing instrument on behalf of the said Computer Learning Centers, Inc., for the purposes therein contained.

     WITNESS my hand and Notarial Seal.



                                   ____________________
                                   Notary Public

My Commission expires:

____________________


________________ OF ________________, ________________,
____________, SS:

     I HEREBY CERTIFY that on this _________ day of ______________, 1996, before me, the undersigned, a Notary
Public of said State, personally appeared Keith A. Harding.
Jr., who acknowledged himself to be the Vice President of CoreStates Bank, N.A., and that he, as such, being authorized so to do, executed the foregoing instrument on behalf of the said CoreStates Bank, N.A., for the purposes therein contained.

     WITNESS my hand and Notarial Seal.



                                   ____________________
                                   Notary Public

My Commission expires:

_____________________